                             ANNUAL INFORMATION FORM

                                       OF

                            BREAKWATER RESOURCES LTD.

                          YEAR ENDED DECEMBER 31, 2005









                              Dated March 30, 2006

                                TABLE OF CONTENTS

PRELIMINARY NOTES..............................................................3

GLOSSARY OF TERMS..............................................................3

ITEM 1       CORPORATE STRUCTURE...............................................6

   1.1    NAME, ADDRESS AND INCORPORATION......................................6
   1.2    SIGNIFICANT INTER-CORPORATE RELATIONSHIPS............................6

ITEM 2       GENERAL DEVELOPMENT OF THE BUSINESS...............................6

   2.1    THREE YEAR HISTORY...................................................6

ITEM 3       DESCRIPTION OF THE BUSINESS.......................................8

   3.1    GENERAL..............................................................8
   3.2    RISK FACTORS.........................................................9
   3.3    OPERATIONS OF THE COMPANY...........................................12
   3.4    QUALIFIED PERSONS...................................................14
   3.5    SUMMARY OF MINERAL RESERVES AND MINERAL RESOURCES...................14
   OPERATING MINES............................................................15
      MYRA FALLS MINE.........................................................15
      EL MOCHITO MINE.........................................................21
      EL TOQUI MINE...........................................................26
   DEVELOPMENT OF LANGLOIS MINE...............................................31
   NON-OPERATING MINES........................................................36
      BOUGRINE MINE...........................................................36
      BOUCHARD-HEBERT MINE....................................................40
      CARIBOU MINE............................................................44
      NANISIVIK MINE..........................................................49

ITEM 4       DIVIDENDS........................................................50

ITEM 5       DESCRIPTION OF CAPITAL STRUCTURE.................................50

ITEM 6    MARKET FOR SECURITIES...............................................51

   6.1    TRADING PRICE AND VOLUME............................................51

ITEM 7    DIRECTORS AND OFFICERS..............................................51

   7.1     NAME, OCCUPATION AND SECURITY HOLDING..............................51
   7.2    CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS............54
   7.3    CONFLICTS OF INTEREST...............................................55
   7.4    INTEREST OF MANAGEMENT AND OTHERS IN THE MATERIAL TRANSACTIONS......55

ITEM 8       LEGAL PROCEEDINGS................................................55

ITEM 9    TRANSFER AGENTS AND REGISTRARS......................................55

ITEM 10      MATERIAL CONTRACTS...............................................56

ITEM 11      INTERESTS OF EXPERTS.............................................56

   11.1   NAMES OF EXPERTS....................................................56
   11.2   INTEREST OF EXPERTS.................................................56

ITEM 12      ADDITIONAL INFORMATION...........................................56

ITEM 13      AUDIT COMMITTEE DISCLOSURE.......................................56

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PRELIMINARY NOTES

FORWARD LOOKING STATEMENTS

This annual information form (this "Annual Information Form") of Breakwater Resources Ltd. (the "Company") for the financial year ended December 31, 2005 contains forward-looking statements within the meaning of the United States Private Securities Reform Act of 1995. When used in this Annual Information Form, the words "anticipate", "believe", "intend", "estimate", "plans", "projects", "expect", "will", "budget", "could", "may" and similar expressions are intended to identify forward-looking statements, but the absence of such a word does not mean that the statement is not forward-looking. To the extent that this Annual Information Form contains forwarding-looking statements regarding the financial condition, operating results, business prospects or any other aspect of the Company, the reader is hereby cautioned that the actual financial condition, operating results and business performance of the Company may differ materially from that anticipated, projected or estimated in such forward-looking statements. Forward-looking statements are subject to a variety of risks and uncertainties, many of which are beyond the control of the Company, that could cause actual events or results to differ from those reflected in the forward-looking statements. Without limitation, some of the risks and uncertainties, in addition to the risks referred to in the section herein entitled "Risk Factors", are:

o       metal prices fluctuations
o       risks and uncertainties relating to the interpretation of drill results
o the geology, grade and continuity of mineral deposits, and the possibility that future exploration, development or mining results may not be consistent with the expectations of the Company
o       accidents
o       equipment breakdowns
o labour disputes or other unanticipated difficulties with or interruptions in production
o the potential for delays in exploration or development activities or the completion of feasibility studies
o political risks involving the operations and exploration activities of the Company in Honduras, Chile and Tunisia and the policies of other nations towards companies doing business in these jurisdictions
o the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses
o       inadequate capital;
o       failure to obtain adequate financing on a timely basis
o possible fluctuations in and volatility of operating results and financial condition
o       inability to carry out exploration and production plans
o       loss of key executives
o       currency fluctuations and/or changes in interest rates
o       inflation
o       competition and pricing pressures
o       changes in both foreign and domestic legal and regulatory requirements
o       technological change or difficulties
o       commercial and trade difficulties
o       the imposition of new, or the increase of existing, tariffs
o       lower than forecasted revenues or production
o the possible acquisition of new businesses that do not perform as expected
o       effects of general economic conditions

GLOSSARY OF TERMS

The following is a glossary of certain words and terms used in this Annual Information Form.

"ASSAY " means the chemical test of rock samples to determine the metal content.

"COMMON SHARES " means the common shares of the Company.

"COMPANY" means Breakwater Resources Ltd., a corporation existing under the laws of Canada.

"CONCENTRATE" means a product containing the valuable metal and from which most of the waste material in the ore has been eliminated.

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"FEASIBILITY STUDY" means a comprehensive study of a deposit in which all geological, engineering, operating, economic and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

"FLOTATION" means a milling process by which some mineral particles are induced to become attached to bubbles of froth and float, and others to sink, so that the valuable minerals are concentrated and separated from the gangue.

"INDICATED MINERAL RESOURCE" means that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics, can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

"INFERRED MINERAL RESOURCE" means that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

"MEASURED MINERAL RESOURCE" means that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

"MINERAL RESERVE" means the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined.

"MINERAL RESOURCE" means a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth's crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

"NET SMELTER ROYALTY" or "NSR" means a royalty based on the gross proceeds received from the sale of minerals less the cost of smelting, refining, freight and other related costs.

"OUNCE" OR "OZ." means a troy ounce or 20 pennyweights or 480 grains or 31.103 grams.

"PRELIMINARY FEASIBILITY STUDY" and "PRE-FEASIBILITY STUDY" each mean a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established, and which, if an effective method of mineral processing has been determined, includes a financial analysis based on reasonable assumptions of technical, engineering, operating, economic factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve.

"PROBABLE MINERAL RESERVE" means the economically mineable part of an indicated mineral resource, and in some circumstances, measured mineral resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

"PROVEN MINERAL RESERVE" means the economically mineable part of a measured mineral resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out, and include consideration of and modification by realistically assumed

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mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. These assessments demonstrate at the time of reporting that extraction could reasonably be justified.

"QUALIFIED PERSON" means an individual who (a) is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation, or mineral project assessment, or any combination of these, (b) has experience relevant to the subject matter of the mineral project, and (c) is a member in good standing of a professional association as defined by National Instrument 43-101 of the Canadian Securities Administrators.

"SEDAR" means System for Electronic Document Access and Retrieval at www.sedar.com.

"SEMI-AUTOGENOUS MILL ("SAG MILL")" means a large diameter grinding mill utilizing steel balls and large rock pieces to grind mineralized material from a coarse feed size to a relatively small particle size. The semi-autogenous mill replaces the equipment normally used for fine crushing and rod milling.

"TAILING" means material rejected from a mill after the recoverable valuable minerals have been extracted.

"TOTAL CASH COSTS" means all cash costs incurred and expensed at the minesite, plus treatment charges, shipping and marketing costs, net of by-product credits.

"WARRANTS" means the warrants issued by the Company on January 28, 2004, each such warrant being exercisable for one Common Share at an exercise price of $1.00 until January 28, 2009.

                         UNITS OF MEASUREMENT CONVERSION

   ------------------------ ------------------------- ------------------------
   IMPERIAL UNITS                 MULTIPLY BY         EQUALS METRIC UNITS
   ------------------------ ------------------------- ------------------------
   Acres                          0.404686            Hectares
   ------------------------ ------------------------- ------------------------
   Feet                            0.30480            Metres
   ------------------------ ------------------------- ------------------------
   Miles                          1.609344            Kilometres
   ------------------------ ------------------------- ------------------------
   Troy ounces                     31.1035            Grams
   ------------------------ ------------------------- ------------------------
   Short tons                     0.907185            Tonnes
   ------------------------ ------------------------- ------------------------
   Troy ounces per ton             34.2857            Grams per tonne
   ------------------------ ------------------------- ------------------------

                                    CURRENCY

All dollar amounts in this Annual Information Form are in Canadian dollars, except where otherwise indicated.

ITEM 1    CORPORATE STRUCTURE

1.1       NAME, ADDRESS AND INCORPORATION

The Company was incorporated under the laws of the Province of British Columbia under the name "Gambier Exploration Ltd." on October 15, 1979. Effective June 23, 1981, the name of the Company was changed to "Breakwater Resources Ltd.". The Company was continued under the CANADA BUSINESS CORPORATIONS ACT effective May 11, 1992. By articles of amendment dated June 8, 1995, the issued Common Shares of the Company were consolidated on a 1-for-400 basis and then immediately subdivided on a 20-for-1 basis resulting in a 1-for-20 consolidation. Except as otherwise expressly stated, all references in this Annual Information Form to numbers and prices of Common Shares are after giving effect to the foregoing articles of amendment.

The registered and principal office of the Company is located at Suite 950, 95 Wellington Street West, Toronto, Ontario, Canada M5J 2N7.

1.2       SIGNIFICANT INTER-CORPORATE RELATIONSHIPS

The following table sets forth the name of material subsidiaries of the Company and the jurisdiction of incorporation and the direct or indirect percentage ownership by the Company of each such subsidiary.

                                                                 JURISDICTION OF      PERCENTAGE
NAME OF SUBSIDIARY                                               INCORPORATION        OWNERSHIP
----------------------------------------------------------------------------------------------------
American Pacific Honduras S.A. de C.V.                           Honduras             100%
Breakwater Tunisia S.A.                                          Tunisia              100%
CanZinco Ltd. (formerly East West Caribou Mining Limited)        Canada               100%
Consell Marketing Inc.                                           Barbados             100%
NVI Mining Ltd.                                                  Canada               100%
Sociedad Contractual Minera El Toqui                             Chile                100%

Unless the context indicates otherwise, a reference to the "Company" in this Annual Information Form means Breakwater Resources Ltd. and its subsidiaries and other entities owned or controlled, directly or indirectly, by Breakwater Resources Ltd.

ITEM 2    GENERAL DEVELOPMENT OF THE BUSINESS

2.1       THREE YEAR HISTORY

Major developments in the Company's business in each of the financial years ended December 31, 2003 to December 31, 2005 were as follows:

HIGHLIGHTS FROM 2005

o Breakwater realized net earnings of $14.7 million or $0.04 per share in 2005 compared with $2.6 million or $0.01 per share in 2004, a $12.1 million increase. These results were generated from a realized zinc price of US$1,297 per tonne of zinc compared with US$1,035 per tonne in 2004. This compares with a significantly higher current price of US$2,372 per tonne. Included in the 2005 net earnings was an amount of $6.5 million, set up to recognize future income tax assets at El Mochito and El Toqui. This amount was offset by an $8.1 million charge against Nanisivik for higher than estimated costs for reclamation and closure of that mine.
o Gross sales revenue increased by 30% to $313.0 million, a new high, from $240.3 million in the prior year.
o The contribution from mining activities was $28.0 million compared with $25.7 million in 2004.
o Reclamation and closure activities and reclamation security funding consumed $31.9 million of the Company's cash, $25.2 million on actual reclamation work and severance payments and $6.7 million for reclamation security deposits.
o The development of Langlois was announced in November 2005 with commercial production expected from the mine by mid-2007.
o Breakwater announced a mineral resource for the El Toqui mine's Concordia deposit of 1.87 million tonnes grading 10.0 percent zinc, 5.2 percent lead and 68 grams of silver per tonne. Breakwater is working towards bringing Concordia into production in 2007.

o In May 2005, the Company entered into a contract with a customer whereby the customer made a prepayment of US$5.0 million against future deliveries of zinc concentrate for the years 2005 through to 2009. The facility was assigned to a third party to whom Breakwater has issued eight promissory notes, each for US$625,000, plus interest. The prepayment facility is repayable in eight tranches, one in each of the consecutive six month periods commencing July 1, 2005.
o In August 2005, the Company entered into a gold loan facility with Natexis Banques Populaires of France whereby the Company received US$10.0 million gold equivalent (sufficient gold was borrowed and then sold at the prevailing spot price of $431 per ounce to provide the equivalent US dollar value of the Facility). The funds were used for capital investment and working capital requirements at Myra Falls.
o In December 2005, the Company entered into a Royalty Agreement ("Agreement") with Red Mile Resources No. 4 Limited Partnership ("Red Mile") whereby the Company sold a "Basic Royalty" on a portion of the payable zinc production, over the life of the Myra Falls Mine. The Company received cash of $56.5 million which included royalty income of $50.5 million and indemnity fees and interest of $6.0 million. The royalty income is shown as Royalty Obligation on the balance sheet and will attract a level interest rate over the life of the obligation that will be recorded as interest expense. The fees and interest received will be brought into income over the life of the agreement. $50.5 million of the funds received were placed with a financial institution, for which the Company took back a restricted promissory note. Interest earned from the promissory note and a portion of the principal must be used to fund the expected Basic Royalty payments. The remaining funds of $6.0 million will be used for working capital and capital requirements at the Myra Falls Mine. (See note 10 of the consolidated financial statements for details).

HIGHLIGHTS FROM 2004
o Gross sales revenue increased by 16 % to $240.3 million on 336,896 tonnes of concentrate sold in 2004.
o Contribution from mining activities increased by $34.5 million to $25.7 million in 2004.
o Metals prices were significantly stronger in 2004, as the Company realized an average zinc price of US$1,035 per tonne. The improved metals prices were offset to some degree by the stronger Canadian dollar which averaged $1.3010 per US$ in 2004, compared with $1.4115 in 2003 (see metal price table).
o Net income increased to $2.6 million in 2004. Excluding net earnings gain of $10.3 million from the sale of the Lapa properties and $11.6 million from foreign exchange gain on US dollar denominated debt, 2004 resulted in an improvement in net income of $23.8 million from 2003. The acquisition of the Myra Falls mine negatively impacted the Company's earning by $5.1 million. The Company continues to effect change at this newly acquired operation with improvements expected in the latter half of 2005.
o The Company completed the acquisition of the Myra Falls mine on July 23, 2004, adding significantly to the Company's production profile. Annualized zinc and copper concentrate from Myra Falls is expected to be over 110,000 tonnes and 35,000 tonnes, respectively. The acquisition was accounted for as a purchase transaction in accordance with CICA Handbook
        Section 1581, Business Combinations.
o Total concentrate production increased to 388,736 tonnes in 2004 from 356,913 tonnes in 2003 due mainly to the acquisition of the Myra Falls mine.
o Total cash cost per pound of payable zinc increased in 2004 to US$0.34 from US$0.32. This increase was due to the inclusion of the higher cost Myra Falls mine in the Company's production profile in 2004, higher than expected unit costs at the Bougrine mine, higher treatment charges and freight costs and the stronger Canadian dollar (see production statistic section for details).
o The bank debt was fully repaid and the credit facility agreement cancelled in 2004.

On January 28, 2004, the Company completed the sale of 57,142,858 units for net proceeds of $37 million. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 28, 2009. The Company used $16 million of the proceeds to retire the Non-Revolving Facility, $16.4 million was targeted for use to continue the development of the Langlois mine of which $4 million was spent in 2004 and $4.6 million was used for working capital and general corporate purposes.

In December 2004, the Company entered into a royalty agreement (the "Agreement") with Red Mile Resources No. 5 Limited Partnership ("Red Mile") whereby the Company sold a basic royalty on a portion of the payable zinc production, over the life of the Myra Falls mine. The Company received cash of $13.5 million, which included a royalty of $12 million and fees and interest of $1.5 million. Under the terms of the Agreement the Company is required to make basic royalty payments at fixed amounts per pound of payable zinc produced, which amounts escalate from $0.003 per pound to $0.016 per pound over the first twelve years of the agreement. In addition, the Company granted Red Mile a net smelter return of 0.4%, 0.5% or 0.7% in years 2010 through 2014 if the price of zinc in a given calendar year in that period averages US$2,250, US$2,500 or US$2,750 per tonne, respectively. $11.8 million of the cash received was placed with a

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financial institution for which the Company received an interest bearing promissory note. Interest earned from the promissory note will be used to fund the expected basic royalty payments during the first five years of the Agreement. Over the remaining years of the Agreement, interest and principal from the promissory note will be used to fund the basic royalty payments.

The balance of the funds received, $1.7 million will be used for working capital and capital requirements at the Myra Falls mine. Under certain circumstances the Company has the right under the terms of a call option to acquire the partnership units of Red Mile for the lower of fair market value or the balance outstanding under the promissory note.

HIGHLIGHTS FOR 2003

o Gross sales revenue decreased by 32% due mainly to the closure of the Nanisivik mine in September 2002 and the effect of the stronger Canadian dollar.
o General and administrative costs were reduced by $1.1 million due to lower capital taxes, lower office costs and a one-time compensation expense of $0.6 million incurred in 2002.
o Interest and financing costs decreased by $1.8 million due to reduced debt levels following the partial repayment of debt and lower interest rates.
o Foreign exchange gain on US dollar denominated debt rose by $10.9 million, $4.4 million of this gain was realized on the repayment of US$17.1 million of the bank debt in July and December.
o Other non-producing property costs decreased by $9.2 million largely as a result of the gain on the sale of the Lapa properties of $10.3 million in June of 2003.

The year ended December 31, 2003 saw a marked improvement in the zinc price from the 2002 record low. The zinc price closed at the end of 2003 at US$1,008 per tonne compared with US$750 at the end of 2002. However, the stronger Canadian dollar offset the benefit of the improved average US dollar metal price.

In November 2003, the Company received net proceeds of approximately $28 million on the issuance of 85.8 million Common Shares pursuant to a subscription receipt offer in October. The Company used $15.7 million to repay part of the bank debt and $12.3 million was used for working capital and general corporate purposes.

Total debt was substantially lower at the end of 2003 at $25.8 million compared with $78.7 million at the end of 2002. During 2003, US$17.1 million was repaid against the Non-Revolving Facility and the Supplementary Term Facility, (combined as the "Non-Revolving Facility"). The revolver component of the Credit Facility (the Revolver") was paid down from US$16.0 million to US$5.0 million, and the stronger Canadian dollar reduced the carrying value of the balance of the US dollar denominated debt.

                                           METAL PRICE TABLE

------------------------------------------------ ----------------- ----------------- -----------------
REALIZED PRICES
                                                        2005              2004              2003
------------------------------------------------ ----------------- ----------------- -----------------
Zinc (US$/tonne)                                       1,297             1,035               804
------------------------------------------------ ----------------- ----------------- -----------------
Lead (US$/tonne)                                         983               900               468
------------------------------------------------ ----------------- ----------------- -----------------
Copper (US$/tonne)                                     3,543             2,852             1,766
------------------------------------------------ ----------------- ----------------- -----------------
Gold (US$/ounce)                                         445               414               354
------------------------------------------------ ----------------- ----------------- -----------------
Silver (US$/ounce)                                      7.22              6.52              4.61
------------------------------------------------ ----------------- ----------------- -----------------
Exchange rate (C$/US$1.00) yearly average             1.2154            1.3010            1.4115
------------------------------------------------ ----------------- ----------------- -----------------

ITEM 3    DESCRIPTION OF THE BUSINESS

3.1       GENERAL

The Company is a resource company engaged in mining base metal deposits in the Americas and North Africa. The Company also owns base metal and gold exploration properties in Canada, Chile, Honduras and Tunisia. The Company is also engaged in the acquisition, exploration and development of metals. The Company is currently developing its Langlois mine located in Lebel-Sur-Quevillon, Quebec with commercial production expected by mid-2007.

The Company's principal product is zinc concentrate. It also produces lead, copper and gold concentrates. The Company sells concentrates to smelters located in Canada, Europe, Asia and South America and to resellers who sell the concentrates to smelters throughout the world. The Company sells a portion of the concentrate it produces under long-term supply agreements. A portion is also sold by tender as well as into the spot market.

During 2005, the Company's concentrate production was derived from two mines located in Canada, one each in British Columbia and Quebec; and a mine located each in Chile, Honduras and Tunisia.

In February 2005, the Bouchard-Hebert mine located in Quebec was closed and in September 2005, the Bougrine mine located in Tunisia was closed, both due to depletion of mineral reserves. These aforementioned properties are undergoing a phased reclamation with surface infrastructure being maintained while local exploration opportunities are being assessed. The Company also is currently holding on a care and maintenance basis Caribou mine located in Bathurst, New Brunswick. The Company's Nanisivik mine in Nunavut was permanently closed in September 2002 and final reclamation activities are ongoing.

3.2       RISK FACTORS

The risks described below are not the only ones facing the Company. Additional risks currently not known to the Company or that the Company considers immaterial may also impair the business operations of the Company. If any of the following risks actually occurs, the Company's business, financial condition and operating results could be materially harmed. In such case, the trading price of the Common Shares would likely decline and the holders of Common Shares could lose all or part of their investment.

METAL PRICE FLUCTUATIONS

The most significant risk affecting the profitability and viability of the Company is the fluctuation of metal prices, including zinc, copper, lead and gold, as the Company's earnings and cash flow are highly sensitive to changes in the metal prices. Metal price fluctuations are influenced by numerous factors beyond the control of the Company, such as, exchange rates, interest rates, inflation, world supply and demand for metals. Such external economic factors are in turn influenced by changes in international economic growth patterns and political developments. If the world market price of metals which the Company produces were to drop and the prices realized by the Company on its sales of such metals were to decrease significantly and remain at such a level for any significant period of time, the Company's cash flow and profitability would be negatively affected. In such circumstances, the Company may determine that it is not economically feasible to continue commercial production at some or all of its operations or the development of some or all of its current projects. This could have an adverse impact on the Company's financial performance and results of operations. Also, low metal prices can impair the Company's liquidity and, if they persist for an extended period, the Company may be required to look for alternatives other than cash flow to maintain its liquidity until metal prices recover.

HEDGING AND COMMODITY PRICES

The profitability of the Company is directly related to the market price of metals produced. The Company may reduce price risk by utilizing various hedging tools for a portion of its production. The main hedging tools used to protect against price risk are forward sales and put and call options. The Company periodically enters into forward sales to effectively provide a minimum price for a portion of inventories and future production. There can be no assurance that the Company will use the hedging tools or that if they are used, the Company will be able to achieve realized prices for metals in excess of average London Metal Exchange prices as a result of its hedging activities.

FOREIGN EXCHANGE RISK

The Company operates using the Canadian dollar, the United States dollar and other currencies, and as such may be negatively affected by fluctuations in foreign exchange rates. Currency fluctuations may affect the revenues which the Company realizes from its operations, as concentrates are sold in the world market in United States dollars while a significant percentage of the Company's expenses are denominated in non-US dollars. This exposes the Company to increased volatility in earnings due to fluctuations in foreign exchange rates. The Company is potentially exposed to foreign exchange rate risk through long and short-term debt. While foreign currencies are generally convertible into Canadian and US dollars, there is no guarantee that they will continue to be so convertible or that fluctuations in the value of such currencies will not have an adverse effect on the Company.

REGULATORY AND ENVIRONMENTAL RISKS

The Company's mining, processing operations and exploration activities are subject to various laws and regulations governing the protection of the environment, exploration, development, production, exports, taxes, labour standards, occupational health, waste disposal, toxic substances, mine safety and other matters. New laws and regulations, amendments to existing laws and regulations or more stringent implementation of existing laws and regulations could have a material adverse impact on the Company, increase costs, cause a reduction in levels of production and/or delay or prevent the development of new mining properties. The Company believes it is currently in compliance in all material respects with all applicable environmental laws and regulations. Such compliance requires significant expenditures and increases mine development and operating costs.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to the Company's ownership of a property. To the extent the Company is subject to uninsured environmental liabilities, the payment of such liabilities would reduce the Company's otherwise available earnings and could have a material adverse effect on the Company. Should the Company be unable to fully fund the cost of remedying an environmental problem, it might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy, which could have a material adverse effect on the Company.

INSURANCE AND MINING RISKS

The mining industry is subject to significant risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological conditions, labour disruptions, unavailability of materials and equipment, weather conditions, rock bursts, cave-ins, flooding, seismic activity, water conditions and mineral or concentrate losses, most of which are beyond the Company's control. These risks and hazards could result in damage to, or destruction of, mineral properties or producing facilities, personal injury or death, environmental damage, delays in mining, and monetary losses and possible legal liability. As a result, production may fall below historic or estimated levels and the Company may incur significant costs or experience significant delays that could have a material adverse effect on the Company's financial performance, liquidity and results of operations.

The Company maintains insurance to cover some of these risks and hazards. The insurance is maintained in amounts that are believed to be reasonable depending on the circumstances surrounding each identified risk. No assurance can be given that such insurance will cover every risk, or that continue to be available, or that it will be available at economically feasible premiums, or that the Company will maintain such insurance. The Company's property, business interruption, liability and other insurance may not provide sufficient coverage for losses related to these or other risks or hazards. In addition, the Company does not have coverage for certain environmental losses and other risks, as such coverage cannot be purchased at a commercially reasonable cost. The lack of, or insufficiency of, insurance coverage could adversely affect the Company's cash flow and overall profitability.

COMMERCIAL NON-VIABILITY OF MINERAL EXPLORATION AND MINING

The exploration and development of mineral deposits involves significant financial risks over a significant period of time which even a combination of careful evaluation, experience and knowledge may not eliminate. While discovery of a mineral deposit may result in substantial rewards, few properties that are explored are ultimately developed into commercially viable mines. Exploring mineral reserves by drilling and constructing mining and processing facilities requires significant resources. It is impossible to ensure that the Company's current or proposed exploration programs will result in commercially viable mining operations.

Commercial viability of developing a mineral reserve depends on a number of factors, such as, size and grade of the deposit, proximity to infrastructure, financing costs and governmental regulations that include regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting of minerals and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

INHERENT UNCERTAINTY OF MINERAL RESERVE AND RESOURCE ESTIMATES

Where used by the Company, figures for mineral reserves and mineral resources are estimates and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. Market fluctuations in the price of zinc and/or other metals and/or a fluctuation in currency exchange rates may render certain mineral reserves and mineral resources uneconomical. Prolonged declines in the market price of zinc may also render mineral reserves and mineral resources containing relatively lower grades of zinc mineralization uneconomic to exploit. Such price fluctuations could materially reduce the Company's reported mineral reserves and mineral resources. Should such reductions occur, material write-downs of its investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow. Moreover, short-term operating factors relating to mineral reserves, such as the need for orderly development of the mineral deposit or the processing of new or different mineral grades, may cause a mining operation to be unprofitable in any particular accounting period.

COMPETITION

The Company competes with other companies and individuals, including competitors with greater financial, technical and other resources than the Company, for mining claims and leases on exploration properties. The Company also competes with other mining companies to attract and retain key executives and employees. The Company cannot assure that it will continue to be able to successfully compete with its competitors in acquiring attractive properties or skilled and experienced employees.

CREDIT RISK

The Company is subject to credit risk through trade receivables. The Company manages this risk through evaluation and monitoring processes. The Company believes them to be established and creditworthy customers. Credit risk is further mitigated through the use of provisional payment arrangements and the use of letters of credit and other financial instruments, where appropriate. Credit risk also relates to derivative contracts arising from the possibility that a counterparty to an instrument in which the Company has an unrealized gain fails to perform. The Company transacts only with counterparties it considers to be highly-rated. The Company does not consider the credit risk associated with these financial instruments to be significant. Nonetheless there can be no guarantee that all customers of the Company will be able to fulfill its obligations, which could have an adverse effect on the Company.

POLITICAL / FOREIGN OPERATIONS RISK

The Company has mining operations in Canada, Honduras and Chile and exploration interest in Tunisia. The Company believes that the governments of Tunisia, Honduras and Chile support the development of their natural resources by foreign operators. There is no assurance that future political and economic conditions in these countries will not result in their governments adopting different policies respecting foreign development and ownership of mineral resources. Any such changes in policy may result in changes in laws affecting ownership of assets, taxation, rates of exchange, concentrate sales, environmental protection, labour relations, repatriation of income and return of capital, which may affect both the ability of the Company to undertake exploration and development activities in respect of future properties in the manner currently contemplated, as well as its ability to continue to explore, develop and operate those properties in respect of which the Company has obtained exploration, development and operating rights to date. The possibility that a future government of Tunisia, Honduras or Chile may adopt substantially different policies, which might extend to expropriation of assets, cannot be ruled out.

In addition, the economies of the countries of Tunisia, Honduras and Chile differ significantly from the economy of Canada in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self sufficiency, rate of inflation and balance of payments position, among others. Growth rates, inflation rates and interest rates of developing nations have been and are expected to be more volatile than those of western industrial countries.

LICENSES AND PERMITS

In all jurisdictions, licenses and permits from various governmental authorities are necessary in order to engage in mining operations. Such permits relate to many aspects of mining operations, including maintenance of air, water and soil quality standards. In most jurisdictions, the requisite permits cannot be obtained prior to completion of an environmental impact statement and, in some cases, public consultation. The Company is generally required to submit for government approval a reclamation plan and, in certain cases, to pay for the reclamation of the mine site upon the completion of mining activities. In some cases, the Company is required to provide security in advance of the closure of a mine based upon estimates of reclamation costs set forth in the reclamation plan for the mine. The security is usually in the form of cash, letters of credit or security bonds.

The Company's operations require licenses and permits from various governmental authorities. The Company believes it holds all material licenses and permits required under applicable laws and regulations and believes it is presently complying in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that the Company will be able to obtain or maintain all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities and properties under exploration or development or to maintain continued operations that economically justify the cost.

ROYALTIES

The Company's mining properties are subject to various royalty and land payment agreements. Failure by the Company to meet its payment obligations under these agreements could result in the loss by the Company of its related property interests.

TITLE TO PROPERTIES

The validity of the mining claims that constitute most of the Company's property holdings can be uncertain and may be contested. Although the Company has attempted to acquire satisfactory title to its properties, some risk exists that such titles, particularly title to undeveloped properties, may be defective.

LITIGATION

The Company is currently subject to litigation and may become involved in other disputes with other parties. If such disputes are not resolved in favour of the Company, its financial performance, cash flow and results of operations may be adversely affected and may result in loss of properties.

SHORTAGE OF SKILLED LABOUR AND MINING EQUIPMENT

Currently, the mining industry is generally facing shortage of skilled labour as well as lack of availability of suitable mining equipment. If the Company is unable to hire and retain sufficient skilled employees or to secure suitable mining equipment, its ability to operate optimally will be impaired which may adversely affect its financial performance, cash flow and results of operations.

3.3       OPERATIONS OF THE COMPANY

A)      THREE YEAR HISTORY OF PRODUCTION

The Company's production in 2005 came from two mines in Canada and a mine located in each of Chile, Honduras and Tunisia. The Canadian mines are the Myra Falls mine in British Columbia and Bouchard-Hebert mine in Quebec. The following table summarizes the Company's production for the three years ended December 31, 2003, December 31, 2004 and December 31, 2005.

                                              HISTORIC PRODUCTION TABLE

------------------- --------------------- --------------------------------------------------------------------------
                           MILLED TONNES                             METAL IN CONCENTRATES
------------------- --------------------- --------------------------------------------------------------------------
                                               Zn          Pb             Cu               Au              Ag
                                             tonnes      tonnes         tonnes           ounces          ounces
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
MYRA FALLS
--------------------------------------------------------------------------------------------------------------------
              2005               912,656        48,084          -              7,640         31,744       1,165,056
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
           2004(1)               381,698        18,218          -              4,449         11,239         445,997
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
EL MOCHITO
--------------------------------------------------------------------------------------------------------------------
              2005               700,190        42,698     10,488                  -              -       1,723,825
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
              2004               650,017        41,413      8,877                  -              -       1,550,232
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
              2003               652,085        43,766      9,014                  -              -       1,638,465
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
EL TOQUI
--------------------------------------------------------------------------------------------------------------------
              2005               519,964        28,341          -                  -         41,605         131,020
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------


------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
              2004               466,953        27,190          -                  -         27,865         231,872
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
              2003               440,301        32,848          -                  -          2,534         225,695
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
BOUGRINE
--------------------------------------------------------------------------------------------------------------------
           2005(2)               216,823        15,889      8,703                  -              -               -
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
              2004               330,392        28,265      5,470                  -              -               -
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
              2003               410,961        34,964      4,502                  -              -               -
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
BOUCHARD-HERBERT
--------------------------------------------------------------------------------------------------------------------
           2005(3)               118,933         6,292          -                470         2,644           40,013
------------------- --------------------- ------------- ---------- ------------------ ------------- ----------------
              2004               993,168        54,823          -              3,914        17,284          309,920
------------------- --------------------- ------------- ---------- ------------------ ------------- ----------------
              2003             1,082,833        53,844          -              3,710        23,686          361,568
------------------- --------------------- ------------- ---------- ------------------ ------------- ----------------

        1.      During July 24, 2004 to December 31, 2004.
        2.      Production up to September 10, 2005.
        3.      Production up to February 20, 2005.

For financial information relating to the production of the Company, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operation" for the financial year ended on December 31, 2005 filed on SEDAR at www.sedar.com.

B)      PRODUCTION FORECAST FOR 2006

The Company's production for 2006 is expected to come from the Myra Falls mine, the El Mochito mine and the El Toqui mine. A summary of the Company's production forecast for 2006 is set out in the following table:-

                                          2006 PRODUCTION FORECAST TABLE

------------------- --------------------- --------------------------------------------------------------------------
                           MILLED TONNES                            METAL IN CONCENTRATES
------------------- --------------------- --------------------------------------------------------------------------
                                               Zn          Pb             Cu               Au              Ag
                                             tonnes      tonnes         tonnes           ounces          ounces
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
MYRA FALLS                     1,000,000        61,300          -              8,820         27,600       1,227,400
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
EL MOCHITO                       650,000        39,200      9,810                  -              -       1,593,000
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------
EL TOQUI                         515,600        28,100          -                  -         42,200          29,200
------------------- --------------------- ------------- ---------- ------------------ -------------- ---------------

The following table summarizes the number of salaried and hourly employees as well as contractors and temporary employees at each of the mine:

                                          SUMMARY OF NUMBER OF EMPLOYEES

------------------------ -------------------- -------------------- --------------- --------------- ---------------------
       PROPERTY           SALARIED EMPLOYEES    HOURLY EMPLOYEES     EXPATRIATES     CONTRACTORS    TEMPORARY EMPLOYEES
------------------------ -------------------- -------------------- --------------- --------------- ---------------------
Myra Falls                               85              353 (1)               -              10                     -
------------------------ -------------------- -------------------- --------------- --------------- ---------------------
El Toqui                                 40              226 (2)               3             116                    18
------------------------ -------------------- -------------------- --------------- --------------- ---------------------
El Mochito                              145              452 (3)              19             120                    73
------------------------ -------------------- -------------------- --------------- --------------- ---------------------
Bougrine (4)                             43                    -               1               -                     -
------------------------ -------------------- -------------------- --------------- --------------- ---------------------
Langlois (5)                              3                   10               -               8                     -
------------------------ -------------------- -------------------- --------------- --------------- ---------------------
Caribou (6)                               2                    -               -               -                     -
------------------------ -------------------- -------------------- --------------- --------------- ---------------------
Bouchard-Hebert (7)                      12                    -               -              10                     -
------------------------ -------------------- -------------------- --------------- --------------- ---------------------
Nanisivik (8)                             2                    6               -               -                     4
------------------------ -------------------- -------------------- --------------- --------------- ---------------------

(1) Represented by Canadian Auto Workers Union Local 3019. The labour agreement will expire on March 31, 2008.
(2) Sindicato de Trabajadores de Sociedad Contractual Minera El Toqui represents 170 employees. The collective agreement will expire in September 2007. All except two employees are at the minesite. Santiago office is staffed by two employees.
(3)     Unionized employees. Union agreement will expire in September 2007.
(4) Represented by an employees' union which reviews the remuneration package on an annual basis.
(5) Represented by a union with a collective agreement which expired in January 2006. Renewal is currently being discussed.
(6)     Employees of CanZinco.
(7)     As OF DECEMBER 31, 2005.
(8) A two-year collective agreement with USWA, who represents hourly-paid employees, will expire on October 31, 2006.

3.4     QUALIFIED PERSONS

Information in this Annual Information Form relating to estimates of the mineral resources and mineral reserves, or describing geology of particular properties is based on information prepared by the following employees of the Company, each of whom is a qualified person, under the supervision of, or has been reviewed by Torben Jensen, P. Eng.

---------------------------------------- -------------------------------------- --------------------------------------
NAME                                     QUALIFICATION                          PROPERTY
---------------------------------------- -------------------------------------- --------------------------------------
F. Bakker                                P. Geo                                 Myra Falls
---------------------------------------- -------------------------------------- --------------------------------------
Renaud Adams                             P. Eng.                                El Mochito
---------------------------------------- -------------------------------------- --------------------------------------
Robert McGuire                           P. Eng.                                El Toqui
---------------------------------------- -------------------------------------- --------------------------------------
D. Goffaux (1)                           P. Eng.                                Bougrine
---------------------------------------- -------------------------------------- --------------------------------------
S. Schmidt (1)                           P. Geo                                 Bougrine
---------------------------------------- -------------------------------------- --------------------------------------
Dennis Vallaincourt(2)                   P. Geo                                 Langlois
---------------------------------------- -------------------------------------- --------------------------------------
William Luff and Gaetan Noel (3)         P. Eng.                                Caribou
---------------------------------------- -------------------------------------- --------------------------------------
Marc Ruel (1)                            P. Geo                                 Bouchard-Hebert
---------------------------------------- -------------------------------------- --------------------------------------

        (1)     Messrs. Goffaux, Schmidt and Ruel are no longer with the Company
        (2)     Mr. Vallaincourt is no longer with the Company
        (3) Mineral Reserves and Mineral Resources prepared by William Luff were revised by Gaetan Noel. Both Messrs. Luff and Noel are no longer with the Company

3.5     SUMMARY OF MINERAL RESERVES AND MINERAL RESOURCES

The following table summarizes the Company's mineral reserves and mineral resources estimates. Except for the Caribou mine and Langlois mine, the reserves and resources estimates are as at December 31, 2005.

                                             MINERAL RESERVES AND MINERAL RESOURCES TABLE

    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
                                                 TONNES       ZN         PB          CU         AU           AG
                                                 (000S)       (%)        (%)        (%)         G/T         G/T
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
    PROVEN MINERAL RESERVES
    ----------------------------------------------------------------------------------------------------------------
       Myra Falls                                    4,952      6.3       -         1.1         1.2          45
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Mochito                                       51      7.4      1.1         -           -           50
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Toqui                                        601      7.3       -          -          2.8          -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bougrine(1)                                       -        -       -          -           -           -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Langlois(2)                                     497      9.3       -         0.5         0.1          36
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Caribou (3)                                   3,531      6.8      3.9         -           -           92
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bouchard-Hebert (4)                               -        -       -          -           -           -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
    Total Proven Mineral Reserves                    9,632
    ----------------------------------------- ------------- --------------------------------------------------------

    ----------------------------------------------------------------------------------------------------------------
    PROBABLE MINERAL RESERVES
    ----------------------------------------------------------------------------------------------------------------
       Myra Falls                                    1,048    6.5         -         1.1         1.6          52
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Mochito                                    2,362    6.5        2.2         -           -           88
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Toqui                                      1,990    8.0         -          -          1.8          -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bougrine(1)                                       -     -          -                      -           -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Langlois (2)                                  2,826   11.0         -         0.9         0.1          55
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Caribou (3)                                   1,526    5.8        2.3         -           -           70
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bouchard-Hebert (4)                               -     -          -          -           -           -
    ----------------------------------------- ------------- --------------------------------------------------------
    Total Probable Mineral Reserves                  9,716
    ----------------------------------------- ------------- --------------------------------------------------------

    ----------------------------------------- ------------- --------------------------------------------------------
      Total Proven and Probable Mineral             19,348
      Reserves
    ----------------------------------------------------------------------------------------------------------------

    ----------------------------------------------------------------------------------------------------------------
    MEASURED  MINERAL RESOURCES (5)
    ----------------------------------------------------------------------------------------------------------------

    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Myra Falls                                    5,386    8.3         -         1.4         1.6          59
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Mochito                                      119    8.7        1.3         -           -           58
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Toqui                                        892    8.3         -          -          2.6          -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bougrine(1)                                       -     -          -                      -           -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Langlois (2)                                    618   10.0         -         0.6         0.1          33
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Caribou (3)                                   3,668    7.7        4.4         -           -          102
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bouchard-Hebert (4)                               -     -          -          -           -           -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
    Total Measured  Mineral Resources               10,683
    ----------------------------------------------------------------------------------------------------------------

    ----------------------------------------------------------------------------------------------------------------
    INDICATED  MINERAL RESOURCES (5)
    ----------------------------------------------------------------------------------------------------------------
       Myra Falls                                    3,261    6.9         -         1.2         2.1          72
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Mochito                                    3,076    8.2        2.9         -           -          113
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Toqui                                      2,528    8.5         -          -          1.7          -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bougrine(1)                                       -     -          -                      -           -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Langlois (2)                                  4,363   11.3         -         0.8         0.1          57
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Caribou (3)                                   1,484    6.6        2.6         -           -           80
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bouchard-Hebert (4)                               -     -          -          -           -           -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
    Total Indicated  Mineral Resources              14,712
    ----------------------------------------- ------------- --------------------------------------------------------

    ----------------------------------------------------------------------------------------------------------------
    Total Measured and Indicated Mineral            25,395
    Resources
    ----------------------------------------------------------------------------------------------------------------

    ----------------------------------------------------------------------------------------------------------------
    INFERRED MINERAL RESOURCES
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Myra Falls                                    2,419    4.8         -         0.9         1.4          45
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Mochito                                    2,174    7.2        4.3         -           -          131
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       El Toqui                                      3,012    7.9         -          -          0.5          -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bougrine(1)                                       -     -          -                      -           -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Langlois (2)                                  1,255    9.7         -         0.5         0.1          40
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Caribou (3)                                   4,163    6.7        3.2         -           -           98
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
       Bouchard-Herbert (4)                              -     -          -          -           -           -
    ----------------------------------------- ------------- -------- ------------ --------- ------------ -----------
    Total Inferred  Mineral Resources               13,023
    ----------------------------------------- ------------- --------------------------------------------------------

        (1) Bougrine mine ceased production on September 10, 2005 due to depletion of mineral reserves.
        (2)     As at May 2003.
        (3)     As at December 31, 1999.
        (4) Bouchard-Hebert mine ceased production on February 20, 2005 due to depletion of mineral reserves.
        (5) Measured and indicated mineral resources include proven and probable mineral reserves.

OPERATING MINES

MYRA FALLS MINE

PROJECT DESCRIPTION AND LOCATION

The Company owns and operates, through its subsidiary, NVI Mining Ltd., the Myra Falls zinc/copper/gold/silver mine located near Campbell River, British Columbia. Effective July 23, 2004, the Company acquired all of the outstanding shares of Boliden Westmin (Canada) Limited ("BWCL"), the owner of the Myra Falls mine from Boliden Limited ("Boliden") for consideration consisting of 18 million Common Shares and warrants to purchase 5 million Common Shares at an exercise price of $1.00 and expiring on January 28, 2009. Subsequently, the Company changed the name of BWCL to NVI Mining Ltd.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The Myra Falls mine is located in Strathcona-Westmin Provincial Park in central Vancouver Island, British Columbia. The mine is linked by a 90 kilometre paved road to the port of Campbell River on the east coast of Vancouver Island and also by paved road to the west coast of Vancouver Island via the town of Gold River. Campbell River is an important local centre which is connected by road to the provincial capital, Victoria, and has air links to Vancouver.

The mine and other installations are located on the floor of the Myra Valley at an elevation of around 275 metres above sea level. On both sides of the valley are steep, rugged mountains rising to around 1,850 metres above sea level. The lower slopes are covered by forest composed of fir, hemlock and cedar. Alpine meadow occurs at higher elevations and the summits are bare rock with local glacial ice.

Precipitation is high, reaching the equivalent of 2,500 millimetres of rain per year, which may include up to three metres of snow in winter. The temperature ranges from 28oC in summer to -18oC in winter.

The Myra Falls mine facilities include a 1.25 million tonnes per annum underground mine and a conventional milling facility which produces separate copper and zinc concentrates. Other facilities include a headframe and hoist building, which houses the compressors that provide compressed air for the underground mine and ancillary functions, a hydraulic backfill plant and a concentrate loadout facility located in Campbell River. Electrical power is provided by two hydro-electric power stations producing 11.2 megawatts. As well, there is a 12 megawatt diesel generating plant which supplies any additional power required.

The mine property covers 2,209.97 hectares held under mining leases, 317.62 hectares held under freehold title to minerals and 1,110 hectares held under two post mining claims. The leases are valid for varying terms and, upon expiry, may be renewed by formal application to the applicable governmental authorities.

HISTORY

1918 James Cross and Associates staked claims in the Myra Falls/Buttle Lake area discovering H-W, Lynx, Price and Myra mines.
1920's Following the discovery of the Lynx mineralization, Paramount Mining Co. of Toronto started first development work in the area but inconclusive findings along with the remoteness of the area and depressed metal prices resulted in little work being done.
1959    Reynolds Syndicate acquired the claims.
1961    Western Mines Limited acquired the claims.
1966    The Lynx mine started as an open pit operation.
1967 Lynx mine producing 860 tonnes per day and diamond drilling established underground mineral reserves.
1969    Myra mine deposits discovered.
1972 Myra mine in production. Brascan Resources Ltd. acquired a controlling interest in Western Mines Limited.
1975 Lynx open pit mine was completed. The Lynx underground mine produced approximately 8,500 tonnes per month.
1976 Aggressive exploration program initiated to offset the inevitable decline in the Lynx and Myra mineral reserves.
1979 Exploration program successful in locating the large massive sulfide deposit now known as the H-W deposit.
1981 Western Mines Limited merged with Brascan Resources to become Westmin Resources Ltd.
1982 Over three years a new tailings disposal facility was installed and commissioned.
1985 Following additional drilling, development and feasibility studies at the new H-W mine, a shaft and headframe was completed. After completion of a conveyor to the new mill, initial production averaged 2,700 tonnes per day.
1986    Myra operations closed.
1989    Mill production at the H-W mine increased to 3,650 tonnes per day.
1991    The Battle and Gap deposits were discovered.
1993    Lynx operations suspended.
1995    Marshall deposit discovered.
1996    Mining in the Battle-Gap zone commenced.
1998 Boliden Limited acquired the MFO through take-over of Westmin Resources Ltd. and subsequently transferred the Myra Falls assets to its wholly-owned subsidiary, Boliden Westmin (Canada) Limited (BWCL). Mining operations temporarily suspended at Myra Falls. An action plan put in place to deal with difficult ground conditions.
1999    Mining resumed at Myra Falls.
2001 Myra Falls shut down for four months as the organization was restructured to compete with falling metal prices.
2004 The Company purchased all the outstanding shares of BWCL from Boliden Limited. BWCL name changed to NVI Mining Ltd.

GEOLOGICAL SETTING AND MINERALIZATION

Volcanic hosted massive sulfide ("VHMS") deposits on Vancouver Island, including those at Myra Falls, are hosted by ancient island arc systems of the Paleozoic Sicker Group. The Sicker Group is exposed on Vancouver Island in several fault-bounded uplifts.

At Myra Falls, the Devonian to Mississippian aged Sicker Group volcanic rocks are conformably overlain by limestone of the Permian aged Buttle Lake Formation. In order of decreasing age, the Sicker Group comprises the basement Price Formation andesite, Myra Formation felsic to mafic volcanic rocks, Thelwood Formation mafic fine-grained volcaniclastic rocks, Flower Ridge Formation mafic breccias and sills, and Buttle Lake limestone.

Sulfide mineralogy at Myra Falls is typical of most VHMS deposits. The common sulfide minerals present in order of decreasing abundance are pyrite, sphalerite, chalcopyrite, and galena. Less common sulfides are pyrrhotite, arsenopyrite and the copper-rich sulfides bornite, renierite, and anilite. The VHMS deposits are hosted by the Myra Formation and are associated with two rhyolite horizons, the at-depth H-W Horizon and the near-surface Lynx-Myra-Price ("L-M-P") Horizon.

Deposits within the H-W Horizon are primarily classified as zinc-copper type and include the H-W deposit and its adjacent lenses. The Battle and Gap deposits also fall within the zinc-copper group in spite of their high lead and zinc values relative to other deposits on the property.

VHMS mineralization associated with the H-W Horizon is typically at or proximal to the Price Formation andesite contact. VHMS deposits immediately overlying the Price Formation andesite contact are the 22 million tonne H-W deposit and the six million tonne Battle deposit. The H-W Horizon also has subordinate but economically significant mineralization within stacked lenses located 10 to 70 metres above the larger deposits. In mine terminology these stacked lenses are known as Upper Zone mineralization. In the Battle deposit area, Upper Zone mineralization is hosted by felsic volcaniclastic rocks proximal to the base of or within quartz feldspar porphyry flow-dome complexes.

VHMS mineralization in the L-M-P Horizon is located in the upper portion of the Myra Formation. These deposits were the first to be exploited on the property due to their surface exposure. The near surface L-M-P Horizon has a 7.2 million tonne pre-mining mineral resource with an average deposit size of 2.4 million tonnes.

There are a number of smaller sulfide lenses between and beyond the main deposits. These include the Extension and the 43 Block, which represent part of the current mineral reserve, as well as more outlying bodies such as the Trumpeter, Marshall and Ridge Zones which already contribute to the mineral resource.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATION METHODOLOGY

The mineral resource and mineral reserve estimates for the Myra Falls mine are developed using the Minesight/Compass (referred to as Medsystem in previous years) modelling software. Separate block models are maintained for the H-W mine and the Battle-Gap mine. The drill hole databases, from which these models were built, are constantly being updated, and intermediate resources are calculated periodically

The block model mineral resources are classified into measured, indicated and inferred categories based on the distance of a block from its nearest composite.

Mineral resources comprise mineralized areas which:

a) have been drilled and/or otherwise sampled to the knowledge level of measured or indicated mineral resources;
b) are considered accessible and extractable from currently-active mine workings and are included in the current mining plan; and
c)      have an NSR value equal to or exceeding a predetermined cut-off value.

A separate extraction factor and dilution rate is applied to each mining area to estimate mineral reserve tonnages and grades. The result is regarded as a mineral reserve with proven and probable status.

A summary of Mineral Reserves and Mineral Resources is set out in the Mineral Reserves and Mineral Resources Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

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MINING OPERATIONS

Myra Falls currently operates two underground mines: the H-W mine which commenced production in 1985 and the Battle-Gap mine which commenced significant production in 1997. The H-W mine is accessed by a 716 metre deep, six-compartment vertical shaft serviced by a 49 metre high headframe. The shaft is linked to the production areas by 14 kilometres of ramps and lateral development. The Battle-Gap mine is linked to the H-W shaft by a 1.8 kilometre long drift on the 18 level. All workers and materials are transported to and from both mines via the H-W shaft.

Mining in the H-W mine is now mainly restricted to the recovery of pillars. Most primary stopes have been mined out and backfilled with cement-stabilized hydraulic backfill material. A recent mine planning reassessment has identified future production opportunities in the H-W mine. The main production method in the H-W mine is sub-level stoping with longhole drilling.

Mining in the Battle-Gap zone applies sub-level stoping and drift-and-fill mining techniques according to the ground conditions. Opened in 1997, this mine is still focused on primary production. Hydraulic backfilling is applied here as well. Up to 55% of tailings generated by the mill is returned underground as fill material in H-W and Battle-Gap zones.

Loaded by rubber-tired diesel scoop-trams and hauled to ore passes, the blasted material falls by gravity to the main haulage level (24-level). Mineralized material is transported by electric locomotives to the primary jaw crusher located underground on the 25-level in the H-W mine. Trains are loaded and sent to the crusher according to specific tramming schedules designed to even out grade variations. Mineralized material is crushed to less than 150 millimetres (6 inches) in a 1.2 metre by 1.1 metre jaw crusher and hoisted to the surface in two counterbalanced 10.5-tonne-capacity skips to a 100-tonne storage bin in the headframe. From there the mineralized material is transported by a 1.4 kilometre long conveyor to a 3,600 tonne coarse ore storage bin at the concentrator.

Ground control is achieved by means of rockbolts, screening, shotcreting and tight filling of voids. In the Battle-Gap zone, high rock pressures arising from the mine's location under Mount Phillips, demand vigilance.

The mill operates 24 hours per day, year round. The mine operates on two 10 hour shifts per day.

The Phillips Reach-surface ramp was started in 2005. The ramp will breakthrough in the Lynx mine at the end of 2006. The ramp will improve ventilation and servicing of the mine and will provide exploration platforms for many areas that to date have been unexplored but have potential for new resources.

Underground exploration work consisting of drift development and diamond drilling continued during 2005. Diamond drilling is now concentrating on three prospect areas: The Marshall zone to the northwest the extension zone to the west of the Battle-Gap mine and the 93 block to the east of the H-W mine.

METALLURGICAL PROCESSING

The Myra Falls concentrator has a rated capacity of 1.4 million tonnes per year and produces zinc and copper/precious metals concentrates. The original Myra Falls concentrator was constructed in 1966 and was later replaced in 1985 by the current concentrator that has been progressively modernized since that time. In 1990, the zinc and copper flotation circuits were streamlined by adding column cells and reducing the re-circulation load which resulted in improved zinc recovery. In 1992, a Knelson gravity concentrator was added to each grinding circuit to improve gold recovery.

At surface, the mineralized material is transported from the H-W mine headframe to the mill by a 1.4 kilometre long conveyor belt. This conveyor belt discharges into a 3,600 tonne coarse ore bin at the concentrator. Secondary and tertiary cone crushing and screening reduces the mill feed to less than 16 millimetre by 28 millimetre size. Two 3,500 tonne fine ore bins receive this crushed material.

The concentrator has two parallel grinding and rougher flotation circuits, each capable of treating 2,000 tonnes per day. Rod mill discharge is pumped to a pair of Krebs D20LB cyclones. Cyclone underflow is ball mill feed and is 80 to 85% solids. Product from the grinding circuit is 75 to 80% passing through 200 mesh screen. Cyclone underflow is then passed through a Knelson gold concentrator that recovers coarse free gold. Gold and silver recoveries are about 53% and 74%, respectively.

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The resultant mill slurry is then processed by copper rougher flotation circuits producing a copper final concentrate which reports to the 9.8 metre diameter copper concentrate thickener. Copper rougher scavenger tails and copper cleaner scavenger tails are conditioned and then feed into one zinc flotation circuit.

Zinc rougher concentrate is pumped to the zinc regrind pump box where copper sulfate and collector blend are added to reactivate zinc and lime is added to adjust pH, aiding iron depression. The zinc final column concentrate reports to the 9.8 metre diameter zinc concentrate thickener, whereas the column tail reports to the zinc regrind circuit.

Zinc and copper recoveries during 2005 ran at 86.3% and 69.6% respectively. Zinc and copper concentrates are then pressure filtered to remove water.

Concentrate is transported from the property in 38-tonne truck/trailer units 90 kilometres to Discovery Terminal, a deep-sea docking facility located in Campbell River where the concentrate is loaded onto barge or ship.

Mill flotation tailings slurry is pumped from the mill to a cyclone plant where the fine particles in the tailings are separated from the total tailings mass. The cyclone underflow (coarse, sand fraction) is pumped to the underground hydraulic backfill plant near the mine shaft/main office complex for subsequent distribution in mined-out areas underground.

The cyclone overflow (fines) slurry is pumped to a paste tailings plant which was commissioned during the summer of 2003. In the plant, a high-capacity thickener recovers 55% of the solids in the underflow. The thickener overflow (clear effluent) is recycled to the milling process. The thickener underflow slurry (55% solids) is pumped to a bank of vacuum disc filters where the slurry density is increased to 85% solids. The filtered product and thickener underflow slurry are combined at a ratio of 60:40 and mixed in a paddle mixer. The mixture then discharges from the paddle mixer into a positive-displacement pump. The paste tailings are pumped to a deposition site along the northern perimeter of the tailings pond.

During the fourth quarter of 2005, metallurgical test work was carried out to investigate the feasibility of producing a lead concentrate of marketable quality, with the ultimate goal of reducing the quantity of lead and zinc reporting to the copper concentrate. The test work was positive, indicating that copper recoveries could be improved by 30 to 40% with a dramatic reduction in impurities and zinc concentrate grades could be improved by 11%. A mill flowsheet is being developed and engineering work and procurement has commenced for the installation of a lead circuit.

In addition, further improvements are anticipated with a revision to the reagent addition scheme as well as the installation of zinc conditioner tanks. A new lead flash flotation cell was installed in the grinding circuit in February 2006 to carry out test work. As well, a shaking table is to be installed in the gold circuit which should improve gold recoveries and allow for the production of gold dore thereby eliminating the need to process that portion of the gold production through high-cost smelting.

A summary of three year production information is set out in the Historical Production Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

ENVIRONMENTAL MANAGEMENT AND PERMITTING

The Myra Falls mine is located within the Strathcona-Westmin Provincial Park. The park was established as a Class B park inside the boundaries of the Strathcona Provincial Park, which is a larger Class A park and covers a total area of 231,000 hectares. The Class B park designation was established in 1989 to allow mining interests to continue as industrial development is not permitted within a Class A provincial park.

Although the Company's mineral claims cover more than 3,600 hectares, the surface area affected by the Myra Falls mine is less than 170 hectares.

The surface tailings disposal facility ("TDF") is a 43 hectare "side-hill" impoundment created by upstream dam raises of fill. The crescent shaped dam is approximately 1,400 metres long and 28 metres high. Drainage from the facility reports to a water treatment system with a series of settling ponds before being released to Myra Creek. The TDF receives up to 50% of the whole tailings stream and the balance reports underground as cemented hydraulic fill (via the backfill plant).

In 1997, a geotechnical audit of the TDF by independent experts, indicated that the facility did not satisfy the British Columbia guidelines for dam seismic standards (a one-in-475-year earthquake event for an operating mine). Several alternatives for strengthening the facility were reviewed and a proposal was finally selected that will enable the TDF to

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exceed the recommended operating design standard and meet the recommended closure standard of a one-in-1,000-year earthquake event. The proposal was approved by the British Columbia government and construction of the upgrade is in progress and scheduled to be completed in 2007.

As of January 1, 2006, approximately 12 months of storage space remains available for tailings in the TDF. While the storage space is being consumed, a new facility in the Lynx Pit is being constructed and is expected to have sufficient storage capacity to accommodate tailings for an additional 11 years (until 2017).

Mining and milling activities at Myra Falls are conducted pursuant to various environmental permits, including waste water and air emission permits issued under the British Columbia Waste Management Act, mining and reclamation permits issued under the Mines Act and park use permits issued under the Park Act. Operations at Myra Falls are conducted in substantial compliance with all of these permits.

The Myra Falls mine holds Park Use Permits issued by the British Columbia Ministry of Parks for mining and power generation. The permits are valid for a period of 27 years commencing June 1, 1985 (expiring on May 31, 2012) and are renewable.

The Myra Falls site currently operates under a Reclamation Permit (M-26) (the "Reclamation Permit") issued by the British Columbia Ministry of Energy and Mines ("MEM"). The Reclamation Permit contains the MEM's reclamation requirements including financial security obligations by the permittee.

An updated conceptual closure plan for the Myra Falls mine was filed with the Chief Inspector of Mines of the MEM on December 22, 2003 to meet the requirements under the British Columbia MINES ACT and Reclamation Code. The report details closure techniques and methods for all site components complete with cost estimates to implement the plan. The updated reclamation and closure costs are estimated at $10.3 million. A continued annual operating cost of $0.6 million is also expected for long term treatment of site drainage after closure.

The Reclamation Permit contains conditions for the posting of reclamation and security requirements. The Company has fulfilled its obligations by posting an aggregate of $13.4 million of which a sum of $10.8 million was for reclamation and closure costs and $2.6 million in security in lieu of the deferred TDF upgrade program.

EXPLORATION

Since the opening of the Lynx mine in 1966, there have been four subsequent phases of exploration, development and mining ("E-D-M") from four past and current producing mines. Each cycle has taken about a decade to run its course, with some minor overlap. Initiation of each cycle commenced with the need to discover new resources, as existing resources were being depleted.

Diamond drilling for new undiscovered VHMS deposits has yet to be successful during the current E-D-M cycle. Based on financial constraints over the past four years, an interim decision has curtailed development of strategically positioned underground diamond drill platforms for targets on the western and northern portions of the property. Development of diamond drill platforms is essential as the western half of the property lies under the 1,520 metre high Phillips Ridge. The Company has recently commenced development of a ramp from surface in the Lynx mine area to the west. This ramp will provide new underground diamond drill platforms.

Recent exploration efforts have been directed towards upgrading indicated and inferred mineral resources of the Ridge Zone West and Marshall Zones, located one kilometre west and northwest of the current infrastructure. The Price deposit, located to the east in Thelwood valley, has also been revisited.

Definition diamond drilling is currently delineating the Extension Zone and the 43 Block. The Extension Zone is located between the H-W and Battle Zone deposits and extends over a one-kilometre strike length. The 43 Block definition diamond drilling is nearing completion; mining of initial stoping blocks on this structurally deformed lens commenced in 2001. Near surface mineral resources of the high-grade Lynx deposit S-Zone of the L-M-P Horizon have also been outlined.

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EL MOCHITO MINE

PROJECT DESCRIPTION AND LOCATION

The Company owns and operates the El Mochito zinc/lead/silver mine located in Honduras through American Pacific Honduras S.A. de C.V. ("AMPAC"). Except for a short duration in 1987, the mine has been in production for 57 years.

The El Mochito mine is located in northwest Honduras, near the town of Las Vegas, approximately 88 kilometres southwest of San Pedro Sula and 220 kilometers northwest of the capital city, Tegucigalpa. The concentrate produced at El Mochito is shipped to the port city of Puerto Cortes, which is 35 kilometres north of San Pedro Sula.

The El Mochito mine consists of an underground zinc/lead/silver mine and a 2,300 tonne per day concentrator. The El Mochito property includes 53 exploitation concessions totaling 10,835 hectares of mineral rights. AMPAC has sole title to the exploitation concessions, which are 40-year concessions expiring in 2027. In addition, AMPAC has legal title to extensive surface lands covering a portion of the El Mochito zone of claim concessions; these surface lands are necessary for worker camps, surface mine and mill facilities, present and future tails dams, exploration activity and water springs.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

Access to the mine from San Pedro Sula is by a paved highway (Carretera Norte) to the town of Pena Blanca and from there on a recently paved road, a distance of 17 kilometres. The paving of the portion of road from Pena Blanca to the mine site has greatly improved transportation and decreased isolation of the mine.

Located in the Province of Santa Barbara, the mine, town site and industrial facilities are situated on the slope of mountains overlooking Las Vegas, a rural community of 25,000 people.

The mine is located at an elevation of 1,000 metres in a mild, semi-tropical climate. Maximum daily temperatures range from 23(degree)C to 29(degree)C and average rainfall per annum is 2,300 mm. Due to its tropical location and varied topography, Honduras enjoys a variety of climates. The temperatures are warm all year around but the patterns of rainfall, humidity and tropical vegetation vary depending on the altitude, prevailing winds, the location in relation to the coasts, and to what extent the mountains block the passage of clouds.

HISTORY

1938    El Mochito mine discovered
1943 New York and Honduras Mining Corporation (later Rosario Resources Corporation "Rosario") purchase the property.
1948 Production began with the initial zinc product being jig concentrates containing native silver, a bulk flotation concentrate and a silver product.
1960    Zinc concentrate became economic to produce.
1978    Amax, Inc. acquired Rosario
1987 The mine was closed due to high taxes, labour problems and high operating costs. American Pacific Mining Corporation, Inc. ("American Pacific") purchased the mine. Mine reopened.
1990 The Company acquired American Pacific by way of an amalgamation of American Pacific with a wholly-owned subsidiary of Breakwater now named Santa Barbara Mining Corporation, Inc.
1998 The El Mochito mine was sold to American Pacific Honduras S.A. de C.V., a wholly-owned subsidiary of Santa Barbara Mining Corporation, Inc.

GEOLOGICAL SETTING AND MINERALIZATION

Zinc/lead/silver mineralization at El Mochito occurs in sedimentary rocks of Cretaceous age and belongs to the economically important class of high-temperature replacement zinc/lead deposits in carbonates. Carbonates are particularly susceptible to replacement by acid hydrothermal solutions which, in the case of El Mochito, have deposited skarn minerals such as garnet, epidote and pyroxene together with sulfides of iron, zinc and lead.

The replacement deposits can take two shapes: some follow the essentially flat bedding of their host rock ("mantos") while others cut across the rocks ("chimneys" or "pipes"). At El Mochito, both of the replacement deposits are prominently developed, with mantos forming at the lower contact of the Cretaceous Atima limestone, where upwelling solutions emerged from the underlying Todos Santos siltstone package. Mantos also formed at the lower contact of the Mochito

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shale, a 150 metre thick limy siltstone unit some 550 metres above the base of
Atima limestone. In many cases, a chimney-type connection between the lower and upper mantos is present, the largest of which is the San Juan pipe, now largely mined out. Others are the Nacional, Salva Vida, Yojoa, Nina Blanca and Nueva pipes. Overall, some 75% of the total known tonnage at El Mochito occurs in the chimney/pipe setting.

There is also a tendency for the formation of manto-like bodies immediately above the Mochito shale from which a number of individual pipes rise into the 450 metres of the overlying upper Atima limestone where a number of high grade pipes or chimneys sustained the mine in its earlier history. The known mineralization at El Mochito occurs within a rock volume measuring some 2.5 kilometres east-west and 600 metres north-south, with a vertical (stratigraphic) extent of more than one kilometre. Within these dimensions, the known mineralized bodies occupy 0.3% of the overall volume.

El Mochito has a pronounced overall vertical metal zoning. It is generally accepted that a set of pre-existing faults guided the ascent of the mineralizing fluids. Of particular importance are the sub-parallel, generally east-northeast trending Porvenir, Main and Nacional/Salva Vida faults. All of the major mineralized bodies discovered to date at El Mochito are localized by the intersection of these faults with north-northeast trending "N" style faults.

Post-mineralization faulting is ubiquitous. A prominent set strikes northeasterly and has steep dips, with the hanging-wall side moving down. While the offsets along these faults are generally small, they create poor ground conditions. Knowledge of their location in space is required for detailed mine layout.

The high-grade Port Royal zone discovered in 1999 and the Barbasco zone discovered in 2001 are similar to smaller high-grade zones mined decades ago, however, they occur over 770 metres west of similar structures previously mined and confirm the continuing exploration potential of these structures.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATION METHODOLOGY

The mineral resources are estimated by the Company using a traditional polygonal method on cross-section and then converted to cuts (for the current dominant mining method); essentially averaging everything across the cut using all available geologic information, assay data and mine workings.

The mineral resources include continuous mineralization, typically above 3% to 5% zinc. Low-grade material is included as internal dilution where necessary to maintain mining continuity.

Internal dilution is included during the original construction of the polygons during resource estimation. External dilution is added by increasing the area of the cut polygon depending on the mining method.

A summary of Mineral Reserves and Mineral Resources is set out in the Mineral Reserves and Mineral Resources Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

MINING OPERATIONS

Employing a "post and pillar" cut and fill method, using pneumatic jumbos with hydraulic backfill, for mining all of the present mineralized bodies yields approximately 84% recovery of the reserves. This method is ideally suited for the mine's variable geometry, grade distribution and rock conditions of the present reserves and resources. It is well executed with good control over grade and dilution. In low height areas, backfill is not used and the excavations are left empty with a maximum unfilled height of 16 metres over small areas. The mine functions well within the constraints of small shafts and has consistently improved over the years.

Mineralized material in the Nacional and Lower San Juan is loaded by 2.7 cubic metre capacity load haul dump vehicles into 15 tonne trucks for transport to an ore-pass which feeds an underground crusher and then a 0.9 metre-wide conveyor. The material is then conveyed upgrade to chutes on the shaft-access rail system where it is transported to the shaft ore-pass system. Material is hoisted via 10-tonne skips to surface, where it is conveyed to the surface crushing circuit and subsequently to storage in a surface ore bin.

METALLURGICAL PROCESSING

The mill at El Mochito is a conventional, differential sulfide flotation mill capable of processing 2,300 tonnes per day, producing separate zinc and lead concentrates. The process consists of crushing, grinding, flotation, concentrate dewatering and tailings disposal.

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Mineralized material from underground is crushed in a three stage surface facility (jaw and cone crushers with vibrating screens) prior to trucking to the ore bin at the mill site. The grinding circuit consists of parallel open circuit rod mills, the discharges of which are combined and passed through two stages of ball milling. Each stage of ball milling is in closed circuit with cyclones. The ground ore is conditioned with reagents and then subjected to differential flotation in roughing and cleaning flotation circuits to produce saleable lead concentrate and zinc concentrate. These concentrates are separately thickened and then vacuum filtered before they are conveyed to storage sheds at the mill site.

The flotation tailings are pumped to the mine backfill facility where the tailings, upon demand, are subjected to cycloning to produce hydraulic backfill for the mine or by-passed to the tailings impoundment area. No tailings effluent is recycled to the mill, but it is treated and discharged.

The concentrates are hauled to a storage shed at Puerto Cortes via truck for subsequent export to custom smelters.

Since opening in 1948, the El Mochito mine has processed over 18.4 million tonnes with an average grade of 7.4% zinc, 3.5% lead and 238 grams of silver per tonne. Concentrate grades are in the 52% range for zinc and in the 70% range for lead (containing ~2,500 grams of silver per tonne). The high silver content in the lead concentrate combined with the good grade of lead makes this concentrate readily marketable.

A summary of three year production information is set out in the Historical Production Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

ENVIRONMENTAL MANAGEMENT

The El Mochito mine operates under the Honduras Law of the Environment (1993). This law has a very limited section referring specifically to mining, for which the standards are, for the most part, World Bank standards. The Company believes that the mine meets relevant North American standards which are used by the Company as guidelines for its mining practices. In 1998, a new Mining Code was published which calls for the creation of a "Manual of Environmental Policy" for establishing environmental standards. This manual was recently published in draft form and is now undergoing review by all stakeholders. The mining industry is participating in the review through its mining association in Honduras.

Mill tailings that are not used for mine backfill are discharged to the Pozo Azul tailings facility where they are hydro-cycloned into coarse and fine fractions. Coarse material is used for upstream dam construction while the fine fraction reports to the reservoir portion of the pond. The reservoir portion of Pozo Azul provides retention time to naturally treat water prior to discharge to the Quebrada Raices, and subsequently to Lake Yojoa.

Dam construction and geotechnical evaluations are contracted to an independent, American-based constructing firm. Dam inspection reports prepared annually by the independent consulting firm do not indicate any significant stability issues associated with the dams on site.

Stage two of a two-stage dam construction schedule has been completed. Stage two has sufficient capacity to contain tailings until the summer of 2006. To accommodate reserves past this date, a new tailings disposal facility ("Soledad") has been engineered and approved by the Honduran authorities and construction began in 2004. The Soledad facility will have sufficient space to accommodate tailings for 20 years of operations.

The Company has prepared a conceptual reclamation and closure plan for the El Mochito mine. The reclamation and closure plan focuses on the decommissioning of mine and surface infrastructure and the reclamation of the tailings facilities. Progressive reclamation of the Pozo Azul tailings facility will begin once the Soledad facility is commissioned. Final and long-term reclamation of El Bosque tailings facility was underway in 2005 and consists mainly of geotechnical stabilization and erosion protection.

Closure and reclamation costs for El Mochito are estimated to be $4.6 million. The Honduran government does not require security to be posted.

An investigation, that commenced on June 14, 2001 by the FISCAL of the Environment by a special prosecutor for environmental issues of Honduras, resulted in a petition being filed by the FISCAL. The petition alleged that the Company (El Mochito mine) had discharged contaminants, resulting from mining operations, into a ravine which eventually leads to Lake Yojoa, a major lake in Honduras.

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These charges were neither initiated nor were they supported by the government regulatory authority, Direccion Ejecutiva de Fomento a la Mineria ("DEFOMIN"), which oversees mining activities throughout Honduras and is principally responsible for monitoring environmental compliance, nor The Center of Control and Study of Contaminants ("CESCCO"), which regularly inspects and samples the El Mochito effluents, nor AMUPROLAGO, the environmental organization established by the municipalities which adjoin the lake. The Company considers the charges to be unfounded and, as addressed below, has requested that the charges be dismissed.

The mine releases effluent (water) from the mine tailing impoundment areas, however, this water is monitored for contaminants as required under the Honduran regulations for releases of waste water. These regulations are overseen through a process of regular inspections and monitoring of both effluents and receiving waters by El Mochito personnel and separately by CESCCO and DEFOMIN personnel.

The Company believes that it is in environmental compliance and, as recently as 2005, reports were filed by DEFOMIN indicating this to be the case.

The matter continues to be reviewed by the jurisdictional judge who has taken no action on the FISCAL's requested charges. The Company filed a motion in August 2001 requesting that the charges be dismissed. The motion includes technical evidence from government agencies supporting the Company's position that the FISCAL's charges are unfounded. The Company awaits the judge's ruling in this matter, which it anticipates will be in its favour.

EXPLORATION

A)      UNDERGROUND EXPLORATION

Over the years, the El Mochito deposit has changed from being predominantly silver-rich to zinc-rich, generally having a lower net smelter return value. The considerable cost of exploring, or at least assessing, the potential endowment of the deposit has limited the work that could be done.

Anomalies that have been drilled by various companies in the past have been limited to short surface holes to look for vein systems. The original deposit was started on vein systems but currently is extracting the large base metal bodies mostly below the Mochito shale. These previous surface holes were well short of where larger, more interesting bodies, might be located.

In addition, the El Mochito "system" was arbitrarily limited by faults that may or may not have been significant; this reduced the area of more intense exploration. There are many anomalies and indications of systems outside of what was called El Mochito.

During 2005, the priority for the Geology and Diamond Drilling Departments was to add mineral reserves. Work was concentrated in the two most promising areas; the Salva Vida and the Santo Nino, where 65% of the diamond drilling took place. Resources were upgraded and reserves were added in both zones.

Other areas of interest included; the Deep East exploration target, the Palmar Dike delineation, the base of the Nina Blanca, the Barbasco Extension delineation, and the Imperial Showing.

In 2005 delineation drilling on the Salva Vida trend progressed to the northeast. Delineation covered 120 metres along the trend and exploration extended the coverage to over 365 linear metres. A new area named San Jose was delineated with additional tonnage being added to the mineral reserves. Delineation continues advancing to the east on 15 metre centers. In November, a rig was moved into the end of the exploration drift on 2450 level to begin exploring to the east. The results of this phase will determine the orientation of the next phase of the exploration drift on 2450 level.

In 2005 the goal in the Santo Nino was to delineate on 15 metre sections, the heart of the Santo Nino resource and to upgrade those tonnes to reserve status. The current phase of exploration in the Santo Nino is infill drilling on 30 metre sections of the area to the west of the above block to increase the resource in this area. Previous drilling in this large area indicated widespread but thin ore-grade mineralization on all sections drilled. The next phase will be to drill off the Santo Nino Chimney to the east. The access development for this phase is in progress.

During the first quarter of 2005, diamond drilling from the 2225 level in the Mina Vieja targeted deep chimney and manto zones identified in earlier phases of drilling. Later in the year, additional diamond drilling was carried out from the 2100

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level to the Deep North targets. Poor ground conditions reduced productivity and it was decided to abandon the project before any conclusions could be reached.
So these targets, as well as the Deep East target, remain viable targets for the future.

In 2005, diamond drilling on the 2100 level was carried out to delineate the Palmar Dike resource. The ore outlines changed location, but there was no significant change to the tonnage and grade. Unfortunately, mining to date has indicated that both interpretations are erroneous, and more drilling is planned.

In 2005 a short, five hole program was drilled attempting to find the base of the Nina Blanca. One hole cut a long interval of skarn with some moderate grade intercepts. The other holes cut only non-altered Todos Santos-Atima Limestone contact. Poor drilling angles limit the interpretation, and the skarn intercepts will not allow this target to be discounted completely.

In 2005, a small chimney extending north from the Barbasco Orebody was drilled off with a total of 37 holes on seven sections. A small, high grade, massive sulfide chimney was followed more than 100 metres north. At one point the chimney passes over and within 1.5 metres of the access drift.

In the fourth quarter of 2005, a diamond drill rig was moved into the extreme northwest end of the mine on the 1850 level. There are two main targets for this station. One is the range-front or basin-bounding fault known as the Barbasco Fault. Associated with this fault is a very large magnetic anomaly, the Santa Barbara Mountain or "Big" anomaly. Reaching this target will require very long, flat, or positive holes. An access drift has been approved for 2006.

The other target from this station is the Imperial Showing. In 2005 a total of 11 holes were drilled on two sections. The first section cut a low grade manto and a moderate to high-grade chimney. Subsequent sections, drilled on both sides of the first section cut virtually nothing. Drilling angles are poor from the current location so future drilling on this target will be put off until a better platform is available.

B)      SURFACE EXPLORATION

The year 2005 was characterized by the application of new prospecting methods with the goal of defining diamond drill targets for 2006. The tools used to meet this goal were soil geochemistry and the geophysical methods; NSAMT and ground magnetometry.

Two soil grids were completed that encompassed a surface area of 0.8km2 with a total of 1,424 samples collected. At Caliche, to the northeast of the mine, 532 samples were collected in an area of 0.3km2. At La Union, in the southwest, a grid covering 0.5km2 with 892 samples was completed. Both grids were 25x25 meters. A third grid was started in 2005 and completed in mid January, 2006. This grid was in the center of the district, over known mineralization, and encompassed 1.6km with 705 samples. This grid was expanded to 50x50 metres.

All the samples were sent to Acme Laboratories in Canada and analyzed for 37 elements using ICPMS. The results from the first two grids have been received and they yield interesting anomalies for diverse elements.

In 2005, 12 kilometres of NSAMT lines were run in six distinct areas of the district (10 kilometres on surface, and 2km underground). In addition, 10 kilometres of ground based magnetometer lines were run in 6 areas of the district (8.7 kilometres on surface and 1.3 underground). The results of the NSAMT survey were very interesting, as conductive anomalies were clearly identified over existing mineralization, thus validating this exploration method. Conductive anomalies were also identified in zones with little or no exploration history, among which will be discussed in order of importance:

Arandanos is located approximately 3 kilometres WNW from the center of the district. In this zone the conductive response was very strong, indicating a conductive zone elongated vertically with unknown extents east and west. This anomaly coincides with the large aeromagnetic anomaly known as the Santa Barbara Mountain Anomaly, an area with little previous exploration history.

San Juan Arriba, located above the known, and mined, San Juan Orebody. The NSAMT survey in this zone indicated a conductive anomaly above the Mochito Shale. The anomaly is located in a position that has not been drill tested from the surface or underground. This is the first drill target selected for 2006.

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Imperial, located in the extreme northwest of the mine was identified as a conductive target. This zone, which is currently being drilled, is 3000 feet below the surface. This depth of penetration was not expected and further validates the NSAMT method for use in the Mochito Basin.

Ground magnetometer surveys were run on many of the NSAMT lines. Anomalous readings were recorded but discounted by the consulting geophysicists because of poor control.

EL TOQUI MINE

PROJECT DESCRIPTION AND LOCATION

The Company owns and operates the El Toqui zinc/gold mine in Chile through its wholly-owned subsidiary, Sociedad Contractual Minera El Toqui ("El Toqui"). Except for a brief period in 1998, the El Toqui mine has been in continuous production since 1983.

In August 1997, the Company purchased all of the outstanding common shares of El Toqui for $18.7 million, including $7.8 million for working capital, and a net smelter return royalty. The royalty is 1% when the LME price of zinc exceeds US$0.50 per pound and increases to a maximum of 3% when the LME price of zinc is equal to or greater than US$0.60 per pound.

The El Toqui mine is located in Chile's Region XI, approximately 1,350 kilometres south of Santiago. The site is situated approximately 120 road kilometres north of the regional capital, Coyhaique and an equal distance northeast from the port town of Chacabuco.

The El Toqui mine operates under various Chilean permits and authorities related to the environment. Site discharge waters are regulated under Decreto No. 90 (Republica de Chile, 2000), which establishes water quality limits for all effluents to surface waters. Decreto No. 90 was passed as law in May 2000 and published on March 7, 2001. The legislation came into force on September 7, 2001. Facilities that were discharging to surface waters at the time of the legislation coming into force (such as SCM El Toqui) have a five year period after publication, that is until September 7, 2006, to bring these discharges into compliance with specific water quality parameters, if required.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The property is accessed by paved road to within 17 kilometres of the mine and then by an all weather gravel road. The mine is located in the Andes Mountains within the El Toqui river valley (southern slope) between 600 and 1,000 metres above sea level.

Southern Chile tends to be wet all year round, featuring frequent disturbed, changeable weather. Annual precipitation can be as high as 5000 mm (200 inches), much of which falls as snow farther south and on the higher mountains. On the coast, winters are rarely very cold, however summers are cool and cloudy.

The El Toqui property covers approximately 1,200 square kilometres of mountainous terrain and includes the currently producing Dona Rosa zinc mine, the former producing San Antonio and Mallin-Monica zinc/lead mines and a 1,500 tonnes per day concentrating plant. The El Toqui operation mines and processes material containing zinc, gold, silver, copper and lead. The concentrate produced by the plant is transported to a deep-water port for export. El Toqui owns and operates a dedicated hydroelectric power generating plant as well as a diesel generating plant. The property includes a concentrator, mine and maintenance offices, a laboratory and service buildings and houses as well as a ship loader at Puerto Chacabucco.

HISTORY

1970's El Toqui deposit discovered and owned by Metallgesellschaft AG who sold it a number of years later to a Chilean entrepreneur.
1987    Lac Minerals acquired a majority interest.
1983    El Toqui commenced production in November.
1989 Lac Minerals acquired the remaining 15% minority interest to become the sole owner.
1994    Barrick Gold Corporation acquired Lac Minerals.
1997 the Company purchased all outstanding common shares of El Toqui from Compania Minera Barrick Ltda. and Sociedad Contractual Mineral Barrick, wholly-owned subsidiaries of Barrick Gold Corporation.

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2004    Annual processing capacity increased from 440,000 to 520,000 tonnes.

GEOLOGICAL SETTING AND MINERALIZATION

The El Toqui property is situated in an area of Jurassic-Cretaceous volcanic and volcano-sedimentary rocks, which are intruded by intermediate to felsic porphyritic bodies of Upper Cretaceous to Tertiary age. The volcanic and volcano-sedimentary rocks have flat to shallow dips in the El Toqui area.

Structurally, the area of the property is characterized by block faulting. The dominant strike direction is west-northwest to north, but northeast faults of secondary importance are also present.

The El Toqui property can be divided into two sectors in terms of mineralization, namely zinc and zinc/gold. Zinc and zinc/gold mineralization is present in the western part of the property within a west-northwest trending area approximately eight kilometres by 30 kilometres. The El Toqui mining district occupies a small part of this sector, about five kilometres by six kilometres. It appears to represent a horst bounded by west-northwest faults.

Zinc/gold mineralization at El Toqui occurs as manto deposits hosted by five metre to 12 metre thick bed of fossiliferous limestone, known as the Main Manto unit. The Main Manto unit, or Coquina bed, occurs within a sequence of volcano-sedimentary rocks in the lower part of the Coyhaique Formation. Sulfides, mainly sphalerite and pyrrhotite, selectively replace the matrix of the fossil shells, and in places the fossil shells themselves, in the Main Manto unit. Other sulfides present in lesser quantities include pyrite, galena, chalcopyrite and arsenopyrite.

The Main Manto unit is not mineralized everywhere. Vertically, the Main Manto unit contains economic grades in the mine area with thicknesses from a few metres to 12 metres. In most places, a porphyry sill forms the footwall to the Main Manto. Locally, apophyses from this sill extend up through the Main Manto unit.

The three original deposits at El Toqui, Dona Rosa, Mallin-Monica and San Antonio adjoin each other but are separated by faults. They were likely part of the same mineralized body, but are now at different elevations due to block faulting. The Dona Rosa deposit, the most westerly, is faulted down 40 metres to 50 metres from the Mallin-Monica deposit, which in turn is stepped down by faulting from the San Antonio, the most easterly body. Some faults are occupied by porphyry dikes. In 2000, sufficient exploration activity occurred to identify several new deposits (Estatuas, San Antonio East, Aserradero and Mallin-sur), all believed to be part of the original mineralized body but now at different elevations due to faulting.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATION METHODOLOGY

The estimation of mineral resources and mineral reserves at El Toqui is a two-stage process:

First, all mineral resources are estimated for the main manto unit at a minimum width and cutoff grade based upon metal prices, costs, recoveries and other considerations.

Second, mineable mineral reserves are estimated by applying a series of factors and dilution to the mineral resources.

The use of a polygonal-block-based method combined with regularly spaced drill holes, is believed to provide a reasonably accurate estimate of the mineral resources.

To convert mineral resources to mineral reserves, the following assumptions are made:

Dilution is added to all resource tonnages at a rate of 10% at zero grade, which is based upon a normal over-break of 0.2 metres on the roof and floor for a typical four metre high room.

Room and pillar mining results in a general recovery factor of 80% before dilution. In the case of the Mallin-Monica blocks and polygons and of the Dona Rosa blocks, the first pass recovery is set at 80% followed by a 50% recovery for the remaining pillars.

A summary of Mineral Reserves and Mineral Resources is set out in the Mineral Reserves and Mineral Resources Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

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MINING OPERATIONS

The El Toqui deposits all dip gently to the south and are amenable to room and pillar mining. The Dona Rosa mine and Estatuas is accessed via adit. Mining is carried out in a single horizon from flat lying mineralization varying in thickness from 4 to 12 metres, except where localized faulting may offset the manto into smaller stopes accessed via in mine ramps.

A room and pillar extraction method is used with 11-metre rooms around eight-metre pillars. Generally, ground conditions are good and roof support consists of friction split set bolts installed on an as required basis. In more highly faulted zones such as in Estatuas, mesh and shotcreting may be necessary to control unstable ground.

The mine, which is situated well above the valley bottom, is relatively dry. Rainfall in the area is high and some localized water inflow occurs that is collected and pumped out.

The mine operations are well staffed and equipped. Daily production is achieved with only development mining, slashing and some pillar mining. There are four jumbos and five load haul dumps (four eight yard and one six yard) and two rock bolters. In 2004, the contractor haulage fleet was replaced by a new truck fleet purchased by the Company. This consists of three new Toro 50D trucks and one Toro 40D truck relocated from the Nanisivik Mine. High water inflows were experienced in the development of the Aserradero zone. Additional pumping capacity was installed in order to deal with the increased volumes. The area was subsequently drained and pumping volumes have returned to historic levels.

A key element of the mine's long term plan is the recovery of mineralized material from pillars. It should be noted that whole pillars are not being extracted. "Pillar recovery" means "pillar reduction" usually to 50% of its current design size.

METALLURGICAL PROCESSING

The mill at El Toqui is a conventional, differential sulfide flotation mill capable of processing 1,500 tonnes per day, producing two separate zinc concentrates and a lead (high gold), and a gold concentrate. The process consists of crushing, grinding, flotation, concentrate dewatering and tailings disposal.

In July 2003, the new crushing plant installation was completed and the corresponding expansions in the grinding, de-watering and tails handling circuits were complete by July 2004. As a result of the mill expansion, the annual processing capacity has increased to 520,000 tonnes from 440,000 tonnes. During 2004, only a modest increase in mill throughput was realized due to allowances for commissioning the new systems and ramping up to the increased tonnage level. However, full production levels were achieved in 2005.

Mineralized material from underground is trucked to surface stockpiles and/or the crushing plant. Crushing is performed in three stages (jaw and cone crushers with vibrating screens) to reduce the material to minus seven milimetres while grinding via ball mills is done in two stages with the final stage in closed circuit with cyclones. Conventional differential flotation including rougher and cleaner flotation circuits produce two saleable gold/lead concentrates and two zinc concentrates. The concentrates are separately thickened and filtered on vacuum and pressure filters before being conveyed to a storage area in the mill. The flotation tailings are pumped to a tailings impoundment area from which the tailings effluent is recycled to the mill. The concentrates are trucked 120 kilometres to Puerto Chacabuco for subsequent export to custom smelters for refining.

A summary of three year production information is set out in the Historical Production Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

ENVIRONMENTAL MANAGEMENT

Mill tailings are discharged to the Confluencia tailings impoundment where they are separated via hydro-cyclone into coarse and fine fractions. The coarse fraction is utilized to construct the tailings dams in a centre line configuration in accordance with Chilean regulations. The fine fraction reports to the interior of the pond where it is deposited subaqueously. Reclaimed water is pumped back to the mill for mineral processing while any excess is discharged via two sedimentation ponds to the Toqui River.

The Confluencia impoundment was expanded in 2004 to accommodate an additional five years of production. An independent consulting firm has been contracted for dam design and on-going geotechnical evaluations.

There are three additional tailings facilities that are out of service and at various stages of reclamation.

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A study of the acid generation potential of cycloned tailings was completed by an independent consulting firm in July 2000. The study concluded that both tailings have the potential to generate acidic drainage. Zinc release is significant at circum-neutral pH levels.

The Company has developed a conceptual Reclamation and Closure Plan for the El Toqui mine. The key elements of the closure plan include:

o covering and revegetating the tailings disposal areas (out of use and existing operating areas);
o using non-acid drainage generating waste rock as cover and backfill material during reclamation;
o disposing potential acidic drainage generating waste rock in the underground mine;
o closing and sealing (with concrete plugs) all adits, mine portals and ventilation raises;
o       allowing the underground mine to flood;
o       covering and capping former and existing solid waste disposal areas;
o       salvaging equipment and supplies;
o       removing hazardous waste materials;
o demolishing and disposing all surface infrastructure, including buildings, concentrator plant, power generation, etc; and
o transferring selected assets to the local community for their continued use.

Offsite facilities that are presently owned and/or operated by the Company will require the following activities as part of closure and reclamation.

The housing facility at Manihuales, located within the community, will likely be transferred to the municipality. The dam and hydroelectric generating station on the Rio Toqui will likely be transferred to a third party. The shiploading facilities at Puerto Chacabuco will be disassembled and moved to another location for reuse. The warehouse space being utilized by El Toqui will be returned to the owner.

A five-year monitoring program is planned, encompassing the two-year reclamation implementation period and three years of post-closure monitoring. Elements proposed to be monitored include water quality and flow of seepage from the tailings impoundments, water quality of the receiving environment, dam stability and revegetation success.

Two items will likely need to be examined further in order to finalize the closure and monitoring plans. First, the impact of flooding the underground mine on groundwater and surface water resources, particularly those used by residents downstream of the mine. The water quality in the flooded workings may be altered from the background groundwater quality. The amount of change and its potential impact on downstream users will need to be assessed.

The second issue is the length of the post-closure monitoring period. Given the potential for acidic drainage conditions to develop in the tailings impoundment and dyke and the wet climate of the mine site, the plan of leaving the site five years after production has ceased may be optimistic. The issue will have to be examined more closely when preparing for post-closure activities.

The cost for closure and reclamation of the El Toqui mine is estimated at $5.2 million, based upon the elements presented in the closure plan. The financial commitment could change depending on whether Chilean regulators choose to insist on a more stringent closure plan, whether the closure measures prevent acid generation, as well as the need to treat excess water and seepage. The Chilean government does not require security to be posted.

Chile is currently developing regulatory requirements for mine closure and reclamation. A working document, entitled Documento de Trabajo - Ley que Regula el Cierre de Faenas e Instanaciones Mineras (Working Document - Law to Regulate the Closure of Mines and Mining Installations) dated December 2000, as well as a draft regulation, the Reglamento de la Ley que Regula el Cierre de Faenas e Instalaciones Mineras (Regulation for the Law to Regulate the Closure of Mines and Mining Installations), are currently being circulated and reviewed by stakeholders. As of December 2005, the regulations have not been approved.

EXPLORATION

Exploration potential in the El Toqui district is considered excellent for identifying additional resources and reserves. With the recent resurgence of the price of zinc in late 2003, the Company placed renewed emphasis on exploration in the mineral rich Toqui District of southern Chile. Since acquiring the El Toqui mine in 1997, the Company has systematically explored the region and has identified several areas which have expanded the mineral reserves and resources in the area of the mine.

New targets identified following extensive geochemical surveying over the past few years are now being diamond drilled. All of these targets are within an area of about 4.5 by 3.5 kilometres known to host zinc mineralization at El Toqui.

The Concordia area, three kilometres north-west of the Toqui mine, hosts high grade polymetallic mineralization. This area is interpreted to be the northwest portion of a mineralized system related to the main mineralization at El Toqui. The geological setting, styles of alteration and mineralization and the geochemical and geophysical signatures at Concordia are characteristic to the known El Toqui system. From 2003 to 2005, 10,631 metres were drilled on the Concordia deposit in 74 holes in all phases to initially test anomalous soil geochemical targets in the area. The program has indicated the presence of a new potentially large tonnage deposit immediately to the southwest with significant zinc and lead grades.

Based on the drilling carried out to date (up to DCA-76A), an indicated mineral resource of 0.82Mt grading 10.6% zinc, 4.7% lead and 73 g/t silver has been estimated and an inferred mineral resource of 1.05Mt grading 9.6% zinc, 5.6% lead and 64 g/t silver has been estimated. The Concordia mineralization is very different than other areas at El Toqui given its high concentrations of both lead and silver. These metals have the potential to be valuable byproducts should Concordia be developed.

The Aserradero area, 250 metres south of the existing Dona Rosa mine, was first explored by the Company in 2000 and since then, several drill campaigns have defined a current mineral reserve of 0.6 million tonnes grading 5.5% zinc and
8.1 g/t of gold.

A diamond drill program initiated in 2004 and completed in 2005 tested the continuation of the structural trend of the gold/zinc deposit to the south-east, beyond the known mineral resource and reserve area as well as to investigate a possible connection between the Aserradero area and the Porvenir area 600 metres to the south. All of the drill holes intercepted a strongly mineralized manto with a true thickness of between 4.9 and 7.7 metres. The drill program was successful in extending the zone for a distance of 170 metres to the south-east and, to-date, the deposit remains open to the south, north-east and south-east.

Results from holes DAS-73 and DAS-74 have confirmed the eastern and southeastern extensions of the Aserradero mineralized system and that there is continuity between the Aserradero area and the Porvenir area. Results from holes DAS-78B and DAS-79 indicate that the Aserradero deposit remains open to the south, south-east and east. Hole DAS-75 encountered the most significant zinc mineralization with a true thickness of 3.6 metres grading 11.15% zinc and 4.45 grams per tonne gold. Hole DAS-77 encountered the most significant gold mineralization with a true thickness of 4.5 metres grading 7.65% zinc and 8.57 grams per tonne gold. Holes DAS-75 and DAS-77 indicate that the Aserradero deposit remains open to the east and southeast.

The Aserradero deposit was accessed by a decline from the existing Dona Rosa mine during the fourth quarter of 2003 and production commenced at that time. The Aserradero deposit contributed 24% of the mill feed for 2005 resulting in an increase in gold output at El Toqui to 41,600 ounces in 2005 from 27,900 ounces in 2004.

At Porvenir, hole PDT-03, drilled in the mid 1990's by the prior owners, intersected ore grade zinc and gold values over a true thickness of 6.5 metres. Previous drilling in this area is very widely spaced and essentially stops at Porvenir. The concept of the Porvenir target is based on a similarity to the mineralization at Aserradero and it has been given a high priority since it has the potential to host gold-rich high value mineralization. A strong resistivity low is present in the Porvenir area and may indicate the presence of a significant sulfide body. A targeting process was conducted over the Porvenir area, as well as a review of available soil samples information analysis using ultratrace methods which partially cover the area.

A reconnaissance soil survey was carried out at the Concordia-West Area during 2005. Geochem soil anomalies from this survey, tripled the size of similar anomalies in the area near the Concordia-Alemanes sector. The survey also identified west and north-western extensions of presumable mineralized sedimentary sequence of the main known coquina bed, and, or, a structurally controlled mineralized system. The latest program was completed in April, and it was originally designed to extend the zones of mineralisation at Concordia along strike to connect the area of newly discovered mineralized outcrop due west.

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DEVELOPMENT OF LANGLOIS MINE

The Company announced that that it will develop the Langlois mine. Engineering, metallurgical testing, mine re-design work and exploration have been carried out in support of a revised mine plan. Given the existing infrastructure and the work completed to date, which includes shaft infrastructure upgrades, new ore passes and development work, the mine is ready for the drift development work to bring the mine into production. The Company expects that the Langlois mine can be brought into full commercial production by mid-2007. The capital requirements to accomplish this will be incurred over this period at the normal development expenditure rate.

PROJECT DESCRIPTION AND LOCATION

The Company acquired the Langlois zinc/copper mine effective May 1, 2000 for US$19.8 million, which included approximately US$0.9 million of working capital. The Langlois mine is located in north-western Quebec, approximately 48 kilometres northeast of the town of Lebel-Sur-Quevillon and 213 kilometres north of Val d'Or. Lebel-Sur-Quevillon has a population of 3,500.

The property is held through a 133 hectare mining lease granted until the year 2015. The lease, upon expiry, may be renewed by formal application to the applicable governmental authorities. In addition, there are 248 claims surrounding the lease covering 4,682 hectares in Grevet and Mountain Townships. There are no royalties payable on mineral production from the Langlois mine.

The mine operates under required Certificates of Authorization issued by the Quebec Ministry of Environment under the Loi sur la qualite de l'environnement (L.R.Q., chapter Q-2). In addition, all approvals/leases required for land use (tailings pond, quarries and pits) have been issued by the Quebec Ministry of Natural Resources pursuant to the Loi sur les mines (L.R.Q., chapter M-13.1).

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The mine is accessed via a gravel road jointly maintained by the Company and a forest products company with operations in the area.

The climate in northwestern Quebec includes long cold winters followed by short temperate summers. Temperatures in winter can reach -45(Degree) Celsius and summer temperatures can reach +33(Degree) Celsius. Average precipitation is 690 mm per year.

The underground mine facilities include a headframe, a paste backfill plant, mechanical and electrical shops, a service building, a zinc/copper concentrator and a tailings pond. The mine produces zinc and copper concentrates, which are sold and forwarded to smelters for further processing. From such processing, gold and silver also result as by-products.

The mine is equipped with a 905 metre deep four-compartment shaft. There are two hoists, a three-metre diameter double drum hoist for skipping and a 2.4 metre diameter double drum service hoist. Two seven tonne skips are used to hoist the blasted material to surface. At present, there is a crusher station on the bottom level of the mine. However, due to severe ore-pass wall erosion and consequent dilution, a new loading facility was established on the 11th level.

HISTORY

1989 Deposit (known as the Grevet Project) discovered by Serem-Quebec Inc (50%) and VSM Exploration Inc. (50%).
1992    Cambior acquired its initial 50% interest by acquiring VSM Exploration
        Inc.
1993    Cambior acquired remaining 50% interest from Serem-Quebec.
1996 Commercial production began. Production halted in December due to high dilution problems.
1997    Problems rectified and production resumed.
2000 The Company purchased the mine and suspended operations due to operating problems with the main ore-pass system and low zinc prices.
2001 Feasibility study issued by SRK, who was contracted to conduct a full feasibility study including the latest drill results of Zone 97 and a complete rework of the mine design and plan.

2002    Drill program totaling 7,935 metres was initiated.

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2003    SRK issues updated feasibility study based on latest drill results.
2005    The Company announced its plans to develop the Langlois mine.

GEOLOGICAL SETTING

The Langlois mine produces zinc (along with lesser values of copper, silver and gold) from narrow, tabular VMS bodies. The bodies are hosted within mafic to intermediate volcanic and volcaniclastic units in the central-east portion of the northern Archean volcanic belt of the Abitibi Sub-province or, more precisely, within the Miquelon segment. The lithologies in the area predominately consist of a succession of mafic to intermediate lava flows and volcaniclastic with less abundant felsic volcanic and sedimentary units. The rock sequence has been affected by a regional deformation, which forms sub-vertical isoclinal folds. The regional metamorphism reached the green schist facies. The predominant structure in the area is the Cameron shear zone, which trends 120 degrees and extends for more than 80 kilometres along strike and is up to five kilometres thick. The massive sulfide horizons at the Langlois mine are hosted by the strongly schistosed rocks of the Cameron shear zone.

The Langlois mine contains four zinc-rich deposits consisting of zones of massive sulfide, primarily pyrite and sphalerite, occurring within a thick, highly deformed felsic volcanic sequence injected by numerous barren mafic dikes. Each massive sulfide body is relatively thin (one to eight metres), but with considerable vertical and lateral extensions (more than 500 metres in either direction).

The massive sulfide zones trend easterly with a near vertical dip, sub-parallel to the regional structural fabric. The zones are stacked across the felsic sequence along a narrow corridor slightly oblique to the main structural trend. From southwest to northeast the zones are: Zone 5 (small uneconomic lens near surface), Zone 4, Zone 3 and Zone 97. In longitudinal section, each massive sulfide zone portrays an elongated lensoid shape, whose long axis plunges moderately towards the southeast, parallel to the plunge of the regional stretching lineation. In addition, the centre of gravity of each lens becomes progressively deeper moving along the stacking corridor toward the northeast. Consequently, the top of Zone 97 is located at approximately 300 metres below surface. Production at the Langlois mine has come exclusively from two zones, namely Zones 3 and 4, while Zone 97 was discovered in 1994 but was not fully defined until recently.

Mafic dikes cut the mineralized zones in many areas and have historically been a major contributor to dilution. In addition, the well-foliated, chloritic volcanic host rocks have contributed to ground-control problems and often excessive dilution.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATION METHODOLOGY

The mineral resources and mineral reserves for the Langlois mine occur within three separate zones, namely Zones 97 and 3, which host the majority of the mineral resources and mineral reserves, and Zone 4. The current mineral resources and mineral reserves for Zones 3 and 4 are essentially the same as the January 31, 2001 mineral resources estimated by the Company, while the mineral resources for Zone 97 have been re-estimated by SRK incorporating the latest drill results as part of the feasibility study. The current mineral reserves are based upon a mining plan that was designed to optimize the economics of the mineral resources after examining various mining and processing scenarios.

In general, the Company has estimated the mineral resources and mineral reserves utilizing two-dimensional polygons on cross-section, using the information from core drilling and underground chip sampling across development faces. Two-dimensional kriging and polygons on longitudinal section have also been used to a lesser degree, typically in areas where there is less available data. The mineral resources and mineral reserves are based upon a minimum mining width of three metres.

The mineral reserves were estimated by converting the indicated, or measured mineral resources, based upon a minimum mining width of three metres for Zones 3 and 4 and 2.2 metres for Zone 97. The mineral reserves consist of contiguous zones of mineralization delineated in the geological model, while isolated areas are not included.

A summary of Mineral Reserves and Mineral Resources is set out in the Mineral Reserves and Mineral Resources Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

MINING OPERATIONS

The mining method initially implemented in 1996 at the Langlois mine was transverse longhole stoping using 114 millimetre ITH drills. The level spacing was 60 metres and blocks were 20 metres along strike and four to five metres

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thick. Remote scoops were used in mucking. Once terminated, the stopes were filled with high-density fill with 78% solids.

The mining method was plagued from the beginning with excessive dilution. The excessive dilution stemmed from the height of the stopes and the sericitization and chloritization of the joint sets and the wall erosion from the ore passes. In 1997, Cambior made a decision to stop operations and convert the 60 metre high stopes into smaller 15 metre or 30 metre stopes depending on the width of the mineralization.

The revised mining method saw the block sizes reduced to 20 metre heights and 20 metre lengths (15 metres between sublevels). Where widths were over three metres, sublevels were spaced at 30 metres. Smaller production drill holes were employed in order to reduce the blast damage (54 millimetre diameter). Remote scoops that range from two cubic yards to 3 1/2 cubic yards were used in mucking.

Production drilling in the 30 metre high stopes was carried out using a CMS 360 ITH drill, drilling 114 millimetre holes. Drill patterns were three holes wide with a burden of 2.5 metres to three metres depending on the width. Two other production drills were used for production drilling and cable bolting. In the 20 metre high stopes, a standard career-mounted top-hammer longhole rig was used drilling 54 millimetre diameter holes. Hole lengths were 15 metres on a square drill pattern of 1.2 metres by 1.2 metres.

The stope and drift rounds were blasted using ANFO. Most of the holes were drilled down except in the extremities of the zone where no access is present above. Powder factors were 0.6 kilogram/tonne to 0.9 kilogram/tonne. Seventy-six millimetre plastic casings were used in the 114 millimetre holes to reduce problems of lost holes and reduce the re-drilling problems. A gradual conversion of the production drilling to 54 millimetre and 64 millimetre diameter holes took place in order to reduce the blast damage caused by the larger diameter holes. All the blasting was done centrally and the fans were turned off before every blast in order to avoid damage from the potential sulfur blasts.

The mine is largely trackless, apart from some sublevels that do not have ramp access. In general, where the mineralized widths were over three metres, a ramp access to the sublevel was made. All broken material from the stopes was hauled to a V-shaped ore-pass system that converges to a crushing station on the 14th level. Only one truck existed within the mine and it was used only intermittently.

All backs were screened with wire mesh. 1.5 metre rebars were placed on a 1.1 metre by 1.1 metre pattern. Resin bolts were used in the back to avoid corrosion of the ground support due to acid mine water. The walls were bolted with 1.5 metre split set bolts and strapped at two heights on the walls.

Cable bolting was used only on the top stopes. These were six metre cables spaced every 2.5 metres used to maintain the drift after the stope had been blasted. Three cables were installed on each side of the drift. Holes were drilled, one down, one flat and one up. The cabling helped in reducing the dilution at the drift elevation, but did little for the central part of the stope.

Two main ventilation raises supply the fresh air to the mine. During the summer they use a total of 248,000 cubic feet per minute. Exhausting is through the main production shaft and through a raise bore-hole in Zone 97.

Primary dewatering pumps are multistage Mather and Platts. The average pumping rate is 100 US gallons per minute. The main pump stations are located on the 13th and 16th levels.

Serious problems developed with the existing ore-pass system being used at the mine. The ore-passes located close to the shaft in Zone 3 failed due to the excessive scouring of the walls of the ore-pass causing excessive dilution. Production was also interrupted due to hang-ups in the ore-pass caused by large slabs of waste.

Corrective actions to improve mining and material handling are below under the subheading "Highlights of the 2003 SRK Feasibility Study"

METALLURGICAL PROCESSING

During operation, the Langlois mill processed approximately 1,800 tonnes per day, five days per week, however, it has a capacity of 2,500 tonnes per day. During operation, zinc and copper concentrates were produced by differential flotation, with payable gold and silver recovered in the copper concentrate.

Ore was crushed in an underground jaw crusher and then sent to the grinding circuit, which consists of an open circuit SAG mill and a ball mill in closed circuit with cyclones. The grinding circuit cyclone overflow feeds the copper flotation circuit, which contains conventional rougher, scavenger and three cleaner flotation stages with a regrind mill in the circuit to maximize the copper concentrate grade. The final copper concentrate was pumped to the copper thickener.

The copper first cleaner tailings and copper scavenger tailings were pumped to the zinc flotation circuit where they were conditioned in two tanks with lime to increase pH and depress pyrite. The zinc flotation circuit includes roughers, scavengers and three cleaner stages. The tailings from the zinc scavenger and zinc first cleaner scavenger constitute the final mill tailings and were pumped to the paste backfill plant. The zinc third cleaner concentrate was pumped to the zinc thickener.

During operation, underflows from the zinc and copper thickeners were separately pumped to storage tanks and then to designated press filters. The filtered concentrates were conveyed to their respective loading stations. A storage building was annexed to the filter area/loading station for storage of final concentrates if direct shipping was delayed.

During operation, approximately 60% of the tailings were used in paste backfill and the remainder was sent to the tailings pond that covers an area of 1.88 square kilometers and was located three kilometres from the mine site. The tailing deposition was subaqueous to prevent acid generation. Most of the tailings pond effluent overflow was recycled as mill process water, with a portion of the tailings pond effluent overflow released to the Wedding River after treatment with caustic or lime to maintain pH levels in accordance with regulations.

The paste backfill plant thickens and filters mill tailings and then mixes the tailings with cement and water to make a paste that flows underground by gravity. The actual capacity of the paste backfill plant was 75 tonnes per hour using only one of the two disc filters available.

The zinc concentrate has an average grade of 53.4% zinc, and the copper concentrate has an average grade of 23.9% copper.

Zinc concentrate was loaded on CN railcars directly at the mine site and transported to Noranda's CEZ smelter in Valleyfield or to the port of Montreal. Copper concentrate was sent by rail to Noranda's Horne smelter in Rouyn-Noranda.

HIGHLIGHTS OF THE 2003 SRK FEASIBILITY STUDY

The Langlois mine was placed on care and maintenance in November 2000 pending the resolution of an ore pass problem and an improvement in the price of zinc. A feasibility study to reopen the Langlois mine including a technical resolution for the ore pass was completed by SRK in August 2001 (the "2001 SRK Report") following an extensive drilling program of Zone 97. The 2001 SRK Report indicated a net pre-tax cash flow of $60.9 million based on a zinc price of US$0.50 per pound, a copper price of US$0.80 per pound and a silver price of US$5.00 per ounce. The internal rate of return was 24% and the net present value at 8% was $26.4 million.

Prior to November 2000, ore was mined from two zones known as Zones 3 and 4. A third zone, Zone 97, had been identified and mineral reserves and resources established by diamond drilling.

In April 2003, the Corporation completed an in-fill drill program of 28 holes (11,511 metres) to further delineate and upgrade mineral resources to mineral reserves in Zone 97 at the Langlois mine. The results of the in-fill drill program showed a 25% increase in mineral reserves in Zone 97, which added a further year's production to the expected life of the Langlois mine. In total, the mineral reserves for Zone 97 increased by 419,600 tonnes at a grade of 8.1 per cent zinc, 1.7% copper, 46.9 grams of silver per tonne and 0.1 grams of gold per tonne. The mineral reserves and resources for Zones 3 and 4 have not changed.

Following the 2003 in-fill drill program, SRK updated the 2001 SRK report in June 2003 (as updated the "2003 SRK Report") to include the new mineral reserves in Zone 97. The 2003 SRK Report estimated that the total net pre-tax cash flow will be $71.1 million, based on the metal prices shown in the table set out below. The internal rate of return increased to 25.3%, and the net present value at 8% increased to $30.9 million.

The metal prices and exchange rate used in the 2003 SRK Report are as follows:

                      ZINC                       US$0.50/lb
                      COPPER                     US$0.80/lb
                      SILVER                     US$5.00/oz
                      GOLD                       US$343/oz
                      EXCHANGE RATE              US$0.70/C$

BREAKWATER ECONOMIC REVIEW

The project economics were reviewed again by the Company late in 2005. The 2005 review by the Company concluded that based on a life-of-mine average price for zinc of US$0.53 per pound, a copper price of US$1.05 per pound, a silver price of US$6.59 per ounce and an exchange rate of US$0.80 per C$1.00 the project had an internal rate of return of 16.6% based on mining and milling the proven and probable mineral reserves of 3,323,000 tonnes at the grades and recoveries set forth in the table below.

                                   ESTIMATED LIFE OF MINE PRODUCTION STATISTICS

============ ================= ================== ===================== ========================= ===================
                                                   CONCENTRATE GRADE       TONNES CONCENTRATE      CONTAINED METAL
                HEAD GRADE        RECOVERIES                                     (`000)                 (`000)
============ ================= ================== ===================== ========================= ===================
Zn                10.8%            93.6%                    54.7%                 613                  335 (t)
------------ ----------------- ------------------ --------------------- ------------------------- -------------------
Cu                0.8%             82.6%                    23.8%                  96                 22.9 (t)
------------ ----------------- ------------------ --------------------- ------------------------- -------------------
Au                0.1 (g/t)        29.0 (g/t)                -                      -                  2.6 (oz)
------------ ----------------- ------------------ --------------------- ------------------------- -------------------
Ag                52.1 (g/t)       35.5 (g/t)                -                      -                1,961 (oz)
============ ================= ================== ===================== ========================= ===================

The average total site operating cost is estimated at C$57.44 per tonne milled based on the above tonnages, in-line with the historical 2000 operating cost. The cash cost, including smelting, shipping and by-product credits for copper, silver and gold is forecast to average US$0.42 per pound of payable zinc.

The development capital, including inventory build up, is forecast to be $27.0 million during 2006 and 2007, net of revenue from development ore. The majority of the capital requirements are related to underground development, with the mill accounting for only $1.5 million of the total. Total capital required to extract the above noted tonnages is estimated to be $47.6 million.

The feasibility mine plan is a high-grade mining alternative and does not isolate the lower grade reserves, some of which can be brought into plan under the current economic conditions.

The operating plan incorporates several improvements to ensure reliability of production and to control costs. These improvements include the elimination of ore passes for Zone 97, a new level 4, 9 and 13 ore dumps and loading pockets, pre-development of several sublevels in Zone 97 and improvements for the underground mobile equipment fleet. Additionally, the operating plan includes continuing the exploration of Zone 97 which remains open to the east and at depth.

ENVIRONMENTAL MANAGEMENT AND PERMITTING

There are two surface dumps for the storage of waste rock. One dump is for the storage of non-acid generating rock and the other is for material with a low potential for acid generation.

Approximately 60% of the mill tailings produced are used for paste backfill underground with the remainder discharged subaqueously at the tailings impoundment. Retaining dykes are constructed of sand and gravel mass with slope protection comprising of clean, non-acid generating mine rockfill. Seepage control within the dykes is achieved with a low permeability geosynthetic clay liner (thin layer of bentonite sandwiched between two layers of geotextile). The pond has the capacity to store all of the tailings produced in the feasibility study. At the end of mine life, there will be approximately 837,000 tonnes of tailings in the tailings pond. It is not expected that the tailings dams will require raising for the tonnes mined in the feasibility study.

During operations, water from the tailings pond is reclaimed and used in the mill. Excess water is discharged to the Wedding River.

Commencing November 2000, the mine has been in a temporary closure period and is being held on a care and maintenance basis. The underground workings continue to be de-watered and treated as required. All required environmental sampling, monitoring, and reporting continues.

Langlois holds a restoration plan (the "Plan") that received approval from the Quebec Ministry of Natural Resources, in consultation with the Quebec Ministry of the Environment, in August 1996. The Plan was subsequently updated, as required, and resubmitted in 2005. The Plan consists of the following main elements:

o placing non-acid generating waste rock underground and placing the acid-generating waste rock under one metre of water in the tailings pond to avoid acid generation;
o following closure of the tailings pond, directing surplus water through the emergency discharge and building an alternate discharge point on the south-eastern side of the pond;
o dismantling all the buildings and infrastructure, moving equipment to another mining operation and disposing of any remaining hazardous materials off-site; and
o       re-vegetating the site.

The cost to reclaim the mine site is currently estimated to be approximately $1.7 million.

EXPLORATION

The Company's land holdings around the Langlois mine include several mining properties that cover a total area of 5,993 hectares in 331 claims. These properties extend over more than 12 kilometres laterally and are underlain by the same stratigraphic rock sequence that hosts the massive sulfide zones at the Langlois mine. The massive sulfide horizons at the Langlois mine are elongated and narrow.

Extensive exploration works conducted by Cambior and its predecessor companies in the area located several scattered mineralized horizons that carry anomalous zinc values. These horizons are predominately located along the general elongated trends or parallel to the Zones 3, 4 and 97.

There is a strong potential for discovery of other satellite lenses. In 1998, exploration drilling intersected sub-economic massive sulfides 300 metres west of Zone 97, between levels 8 and 10. This sector is open down-plunge and should be drill tested when underground development on level 13 is completed. Lens 4 has also the potential to host satellite lenses below level 9. The Company is currently using lithogeochemistry to define a marker horizon and other favourable horizons for exploration.

NON-OPERATING MINES

BOUGRINE MINE

The Bougrine mine ceased operation on September 10, 2005 due to the exhaustion of known mineral reserves. Closure activities have commenced. The Company is presently investigating other uses for the Bougrine infrastructure. A description of the closure activities is set out below under the subheading "Environmental Management".

PROJECT DESCRIPTION AND LOCATION

The Company owns and operated the Bougrine zinc/lead mine located in Tunisia through its wholly-owned subsidiary, Breakwater Tunisia S.A. The Bougrine mine is located in the province of Le Kef, some 160 kilometres southwest of Tunis, the Capital of Tunisia. Tunisia is a North African country located south of the Mediterranean Sea. The Company closed the Bougrine mine in September 2005 due to depletion of mineral reserves.

In September 1997, the Company acquired the Bougrine mine and related assets for $26.8 million. The Company spent $10.7 million in pre-production capital costs in 1997 and 1998 to ready the mine for production. Operations commenced on May 2, 1998 and the mine was considered to be in commercial production commencing June 1, 1998.

The Bougrine mine operated under an environmental agreement entered into in August 1991 (the "Environmental Agreement") with the Tunisian Environmental Protection Agency, which stipulates operational guidelines and closure requirements for the tailings pond.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

An asphalt road, as well as a railroad, connects the area with the capital. The climate is semi-arid with extensive agricultural land-use. The property is located at an elevation of approximately 600 metres above sea level on a small hill named Djebel Bougrine. A light pine and eucalyptus forest covers the hill.

Tunisia is situated in the warm temperate zone between latitudes 37(degree) and 30(degree) N. In the north, the climate is Mediterranean, characterized by mild, rainy winters and hot, dry summers with no marked intervening seasons.

The Bougrine mine was a zinc/lead underground mine. In addition to a 1,200 tonnes per day concentrator, the site facilities included a security/mine rescue/ambulance station, a warehouse, dry facilities, offices, repair and maintenance shops and a concentrate load out facility. The concentrate loading facilities at the port of La Goulette in Tunis include a concentrate storage building with a capacity for 12,000 tonnes of zinc concentrate and 3,000 tonnes of lead concentrate. Concentrates were loaded onto ships by conveyor and ship loader. The port land is owned by the government and has been leased by the Company for a 20-year period expiring in 2012. The leases, upon expiry, may be renewed by formal application to the applicable governmental authorities.

BWR Tunisia holds a 50-year 400 hectare concession (Register number 598.321with the Tunisian "DIRECTEUR GENERAL DES MINES") over the Bougrine mineralized body, which expires in March 2042.

HISTORY

Zinc and lead deposits have been mined in the region since Roman times.
1930's  Some small-scale development took place at Bougrine.
1980's A drilling program by ONM (an exploration division of the Tunisian government) resulted in the discovery of the F2 and F3 zones at depth. Late in the 1980's Metallgesellschaft AG was awarded a license to develop the mine at Bougrine. Metallgesellschaft AG transferred its interest in the property to Metall Mining Corporation (subsequently renamed Inmet Mining Corporation) which, with a group of Tunisian banks, established Societe Miniere de Bougrine ("SMB").
1992    Construction of the Bougrine facility.
1994    Production commenced.
1996    Operations suspended due to low zinc prices and financial constraints.
1997    The Company purchased the Bougrine mine assets from SMB.
1998    Commercial production commences.
2005 The Bougrine mine ceases production due to depletion of mineral reserves.

GEOLOGICAL SETTING AND MINERALIZATION

The Bougrine zinc/lead deposit lay in the "Zone de Domes" of the Tunisian Atlas, a part of the alpine-age Atlas mountain range extending through part of Morocco, Algeria and Tunisia along the Mediterranean coast. The "Zone de Domes" was characterized by Triassic salt diapirs. The Bougrine deposit was located at the north-eastern plunge of the Lorbeus Diapir. The strike direction of the diapir structure was deviated into a north-south direction, and the mineralized bodies lay on the eastern flank, dipping at about 40 to 60 degrees towards the Sers Basin. The area was cut by several fault systems, with the highest intensity of faulting being in the centre of the deposit.

Five mineralized zones were distinguished within the Bougrine deposit area. They were designated in order of their discovery as F1 to F5. The majority of the proven and probable mineral reserves were located in the F2 and F3 zones.

The F2 zone was a stratabound dissemination in laminated limestone. Using a 6% zinc-equivalent cut-off grade, the flat lens-shaped zone extended for about 500 metres along strike and 500 metres down-dip. Maximum true width was close to 40 metres and average mineable width was 10 metres. Typical ore grades were in the range of 8 to 15% zinc and 2% lead.

The F3 zone was an irregular pipe-like deposit approximately 130 metres long, striking west to east and plunging slightly eastwards. The zone was up to 80 metres high and typically had a width of 40 to 50 metres. A semi-massive core zone returning grades in the range of 5% to 15% lead and 24% to 45% zinc was surrounded by a moderate zinc dissemination in marly limestone.

The F1 zone consisted of various small lenticular, strata- or fault-controlled deposits. It was the only part of the Bougrine deposit with surface outcrops.

The F5 zone was regarded as a lateral continuation of the low grade halo of the F3 zone with grades averaging below 6% zinc.

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATION METHODOLOGY

The resource estimation procedure involved the creation of separate block models for the main mineralized zones. The resource estimation methodology was well developed by the Company based upon the experience of mining the Bougrine deposit.

The mineral resources for the Bougrine mine were estimated using block models created with the Gemcom software package. The block models were constrained by geologic models that were created by correlating the various mineralized zones and their interaction with faults on all pertinent sections and plans, updated annually with new information.

Measured and indicated mineral resources are converted into proven and probable mineral reserves by making appropriate provisions for dilution and mining recoveries.

As of September 2005, the reserves have been exhausted and as such there will no additional reporting of mineral resource and mineral reserves.

A summary of Mineral Reserves and Mineral Resources is set out in the Mineral Reserves and Mineral Resources Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

MINING OPERATIONS

The main mining method utilized at the Bougrine mine was longhole stoping with delayed unconsolidated backfill between sublevels and pillars left between stope blocks to increase overall stability.

Pillar spacing was approximately 20 metres along strike. Discontinuities, bedding and fracture orientations were taken into account for the pillar design. The mining method allowed for the extraction of approximately 80% of the in-situ resources. The geometry of the F2 zone with its 45 degree dip required a balance between additional dilution and recovery, as the minimum inclination of the slot raises and the footwall contact of the stopes was 60 degrees.

The mineralized material was extracted by conventional drifting and slashing on sublevels with 15 metre spacing between sublevels. Longhole blasting was undertaken to extract the mineralized material between the sublevels. Backfill was then placed via the upper sublevel, which required that some short access drifts be developed in the hanging wall sequence.

Mining in the upper levels and namely in the F3 zone took into account the excavations established by the previous owners. In continuation of the previous mining plan, several slices were recovered in the F2 area between pillars of cemented backfill. A redesign of the mining method of the F3 zone was necessary due to ground conditions in the east end of the deposit. Small blocks were mined using sublevel stoping with cemented fill, whereby second-pass mining requires access by secondary drifting through fill.

Underground equipment included three Tamrock 2 boom drill jumbos for development. Stope drilling equipment consisted of three longhole drills, one Tamrock Solo drill and two Boart pneumatic drills. Production was carried out with five Toro 5 cubic metre scooptrams, one Toro 3.5 cubic metre scooptram and six Toro 35 tonne capacity underground haulage trucks.

Four ventilation fans supplied 250,000 cubic feet per minute of ventilating air. Mine workings included a 210-metre ventilation raise.

METALLURGICAL PROCESSING

The processing plant had a capacity to treat 1,200 tonnes per day. Stockpiles were maintained ahead of the crushing plant and ore was blended to provide a constant head grade (9% to 12% zinc). Mineralized material from the mine stockpile passed through three stages of crushing and screening before it was conveyed to the mill fine ore bin.

Grinding was accomplished in a rod mill in open circuit and a ball mill in closed circuit with two stages of cycloning to produce the ground feed to flotation.

Conventional, differential flotation was employed to produce saleable lead and zinc concentrates. This was carried out in separate flotation circuits that had roughing and cleaning stages (lead mineral first, then zinc mineral) to maximize concentrate grades and mineral recoveries. These concentrates were separately thickened and pressure filtered before being stored at the mill site prior to shipping to custom smelters.

The flotation tailings were thickened with the overflow (tailings effluent) recycled to the mill process and the thickener underflow pumped to an impoundment area adjacent to the mill. The tailings effluent discharged to the tailings pond mostly evaporated and only a limited quantity was available for recycling to the mill. There was no discharge of tailings effluent to the environment.

Since restarting the operations in 1998, the Bougrine mill had been processing at a rate of about 425,000 tonnes per year with metal content averaging 11.1% zinc and 1.8% lead. In 2005, mill feed was limited to 216,823 tonnes with an average grade of 9.1% zinc and 4.8% lead, mainly due to the depletion of the mineral reserves.

The zinc concentrate grade improved from an average of about 50% zinc prior to 1997 to above 54% zinc in 2005. Zinc recovery remained relatively consistent within the 80 to 83% range. Lead concentrate grades improved from 64% lead prior to 1997 to a grade of 66.6% in 2002 except in 2005 when they were 65.1%. Lead recovery improved from 74% before 1997 to 83.9% in 2005.

The concentrates were hauled by train to the Port of La Goulette to BWR Tunisia's storage shed to be held for export to international custom smelters for metal refining.

A summary of three year production information is set out in the Historical Production Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

ENVIRONMENTAL MANAGEMENT

With the cessation of mining and milling scheduled for September 2005, an intensive progressive reclamation effort was maintained leading up to closure. This activity included the completion of a Phase II Environmental Site Assessment to characterize and delineate reclamation targets, and the concurrent removal of surface waste rock, contaminated soils and decommissioned infrastructure.

After closure, waste rock, contaminated soils and demolition debris were disposed of in the underground workings. All access ways to the underground mine were "tight filled" and recontoured to blend in with the surrounding topography. A top soil dressing was applied in these areas, utilizing terracing and windrows to accommodate tree planting and discourage erosion.

Other 2005 reclamation activities included the recontouring of borrow areas and quarries, as well as recontouring the mine water basin and polishing pond, with the construction of an engineered cover over these graded surfaces. Stabilization studies are complete for the surface tailings impoundment and an engineered cover will be applied over the 25 hectare surface area in 2006.

The Bougrine mine is situated in a semi-arid climate zone with a high rate of water evaporation. Water from the tailings facility will continue to seep into the underground mine workings and into the shallow groundwater system after closure. Groundwater in the area is saline, therefore not used as a potable or irrigation water source by area residents. As the tailings facility dries out, seepage from the facility is expected to cease. With the planned covering and surface run-off control, mobilization of metals outside of the tailings facility during the post-closure period is not expected.

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The host rock in the mine is limestone and therefore has acid neutralizing properties. Acid drainage issues, therefore, are not expected from any waste rock that may be on surface or from the underground workings after closure. Sampling and geochemical characterization of surface waste rock has been conducted in preparation for closure planning.

Tunisia does not have specific mine closure requirements, however, the Company is following reclamation practices which are consistent with Canadian regulations. The Company is currently exploring other mining ventures in the country and is therefore leaving some of the processing equipment and infrastructure in place while this continues. In the event that no other economic opportunities are identified, the Company will demobilize the facility and rehabilitate the footprint.

The closure and reclamation costs for the Bougrine mine are estimated to be $3 million. The Tunisian Government does not require security to be posted.

EXPLORATION

The focus of Breakwater Tunisia's exploration activities was mainly on the search for comparatively small-scale deposits close to the existing Bougrine mine, which could provide additional mill feed with low investment. Exploration permits totaling 52.44 square kilometres are held in three prospective diapir structures in a 30 kilometre radius around the mine site. This includes the four-square kilometre mining lease of the Bougrine mine.

BOUCHARD-HEBERT MINE

The Bouchard-Hebert mine ceased operations during February 2005 due to the exhaustion of known mineral reserves. The closure activities have commenced, which are described below under the subheading "Environmental Management."

PROJECT DESCRIPTION AND LOCATION

The Company owns 100% of the Bouchard-Hebert zinc/copper/gold/silver mine located 30 kilometres northeast of Rouyn-Noranda in Dufresnoy Township, Quebec. On May 1, 2000, the Company acquired the Bouchard-Hebert mine and the Langlois zinc/copper mine from Cambior Inc. ("Cambior") for US$40.3 million. The purchase price allocated to the Bouchard-Hebert mine was US$20.5 million which included approximately US$1.1 million of working capital. The Bouchard-Hebert mine is subject to a minor net operating profit royalty.

The immediate mine property covers 107 hectares including two mining leases, one granted until 2007 and the other until 2015. In addition, surrounding the mining leases are 215 claims covering 7,982 hectares. The leases, upon expiry, may be renewed by formal application to the applicable governmental authorities.

The Company operated the Bouchard-Hebert mine under required Certificates of Authorization issued by the Quebec Ministry of Environment under the Loi sur la qualite de l'environnement (L.R.Q., chapter Q-2). In addition, all approvals/leases required for land use (tailings pond, quarries and pits) have been issued by the Quebec Ministry of Natural Resources in conformity with the Loi sur les mines (L.R.Q., chapter M-13.1).

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

The property is accessible by a gravel road that links the mine with regional highway number 101.

The climate in northwestern Quebec includes long cold winters followed by short temperate summers. In winter, temperatures can drop to -45(Degree)C and in summer temperatures can reach +33(Degree)C. Average precipitation is 690mm per year.

The Bouchard-Hebert mine facilities included an underground mine and a conventional milling facility which produced separate copper and zinc concentrates. Other facilities included a headframe and hoist building, which houses the compressors that provide compressed air for underground activities and ancillary functions, a paste backfill plant and a concentrate loadout facility. Hydro Quebec provides electrical power. The head frame and the paste backfill plant have been dismantled as a part of the closure plan.

The topography of the minesite is relatively flat. Vegetation is typical of northwestern Quebec with scrub brush and swamp. The property is at an elevation of 300 metres above sea level.

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HISTORY

1955    Rio Algom discovered the "Main Lens" of the Mobrun deposit.
1984 Falconbridge Copper Corporation ("FCC") acquired the property subject to an NSR retained by Mobrun Copper, a wholly-owned subsidiary of Rio Algom.
1985 Option Agreement between Mobrun Copper and Audrey Resources Inc. ("Audrey"). Audrey acquired 70% interest.
1986 Open pit mining at 1,000 tonnes per day began with material treated at FCC's Norbec Mill. FCC restructured and renamed Minnova Inc. ("Minnova").
1987 Audrey built a 1,100 tonnes per day mill at mine site because "1100 Lens" was discovered at depth and 250 meters southeast of Main Lens.
1992 Operation interrupted due to reserve depletion. Cambior acquired 65% of Audrey. An exploration and delineation program was initiated at 1100 Lens.
1993    Metall Mining Corporation ("MMC") acquired Minnova.
1994 MMC was renamed Inmet Mining Corporation ("Inmet"). Cambior purchased 4% NSR from Inmet. Cambior acquired remaining 35% of Audrey and Mobrun mine renamed Bouchard-Hebert. Commercial production from 1100 Lens began.
1999    Audrey merged into its parent, Cambior.
2000 March 14: The Company agreed, effective as of May 1, 2000, to purchase the Bouchard-Hebert and Langlois mines from Cambior. March 31: Cambior encountered unforeseen mechanical problems with SAG Mill at Bouchard-Hebert resulting in a temporary shutdown of the mill.
2005    The Bouchard-Hebert mine ceases production due to depletion of reserves.

GEOLOGICAL SETTING AND MINERALIZATION

The Bouchard-Hebert mine is situated within a succession of rhyolitic flows and felsic pyroclastic rocks comprised in the uppermost member of the Noranda Subgroup in the Blake River Group. The Blake River Group consists of Archean felsic to mafic volcanic rocks in the southern part of the Abitibi Greenstone Belt in the Superior Province. The Blake River Group is bordered to the north and south by sedimentary rocks of the Kewagama and the Cadillac groups, respectively. Contacts between the Blake River Group and the adjacent sedimentary groups are characterized by large deformation zones.

Structural analysis of the Blake River Group volcanic rocks have revealed large "Z" structures resulting from the combination of two former fold systems striking east/southeast to west/northwest and east to west. The whole domain is transected by two major fault zones: the Porcupine-Destor fault to the north and the Cadillac-Larder Lake fault to the south.

Two volcanogenic massive sulfide ("VMS") deposits were identified including the Main Lens (Mobrun mine), which has been completely mined-out, and the 1100 Lens, which as of the date of this Annual Information Form has been completely mined-out. These two deposits were approximately 250 metres across strike from each other. The upper part of the 1100 Lens was 300 metres below the surface.

The 1100 Lens was parallel to the regional foliation and strikes at 110 degrees to 120 degrees, while the dip varied from vertical to steeply dipping to the south. The 1100 Lens consisted of one sub-vertical massive sulfide lens that plunged steeply to the southeast and consists of 85% pyrite, five to 15% sphalerite and one to 5% chalcopyrite. The western and upper portions of the deposit had relatively elevated concentrations of zinc, gold and silver and were often narrower, while the eastern portion of the lens was generally thicker but contains lower grades of zinc, possibly due to a wider dispersion of the mineralizing fluids.

In the upper portions of the deposit (i.e. above level 5), the mineralized zone outlined typically mimiced the boundaries of the massive sulfide zone, while in the deeper portion of the deposit, wider sections of massive sulfide mineralization typically hosted several parallel zones of zinc mineralization. Typical of most VMS deposits, a copper-rich zone of mineralization occurs along the footwall of the deposit. The continuity of grade and geometry of this copper-rich zone was less continued compared to the more zinc-rich mineralization within the massive sulfide zone.

                                                                   Page 41 of 60
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MINERAL RESOURCE AND MINERAL RESERVE ESTIMATION METHODOLOGY

As of February 2005, the reserves at the Bouchard-Herbert mine were exhausted and as such there will no additional reporting of mineral resource and mineral reserves.

As definition drilling is now complete, all mineral resources were not converted to mineral reserves have been abandoned due to depletion of the 1100 Lens.

Ground conditions were very good at the Bouchard-Hebert mine, allowing large stopes to be developed with minimal over-break beyond the limits of the known reserves, thus minimizing dilution and maximizing recovery.

An estimated mining dilution of 4% (by volume) was generally used for primary stopes with a recovery of 100%. For secondary stopes, a dilution of 12% was used with a general recovery of 82%. The above parameters were established from very detailed volumetric examinations of the mined-out stopes, reconciled to the reserve estimates and with experience of mining.

All of the current mineral reserves for the Bouchard-Hebert mine have been mined.

The estimation of mineral reserves was based on the determination of the residual broken mineralized material in the stopes. A cavity monitoring system ("CMS") with visual confirmations, where possible, was used to confirm the remaining volumes. The mineral reserve was based on the volumetric tonnes.

MINING OPERATIONS

At Bouchard-Hebert, a mechanized longhole stope mining method was used with the sequence mining of primary and secondary stopes. Paste backfill was used to fill the voids. Production drilling used 165 millimetre diameter blast holes and the stope heights were 45 to 60 metres. Drilling was done on a 3.2 metre by 3.45 metre pattern. Blasted material was removed using Toro 450 scooptrams with remote control.

Stope preparation involved silling out the drilling and mucking levels over the whole width of the mineralized body, rockbolting and cabling the back and securing the walls. A 1.07 metre bored raise served as a slot raise. The primary stopes were 15 metres wide by the thickness of the mineralized body and were mined vertically, two stopes at a time, for two levels, and backfilled before the secondary stopes between the primary stopes were mined. The secondary stopes were 20 metres wide. All the levels were accessible from level 8 with a ramp access into the 1100 Lens. Remote scoops were used to remove the broken mineralization from drawpoints at the bottom of the stopes. Single drawpoints were used in the primary and the secondary stopes. An assay cutoff and/or a change in lithology determined the stope limits.

All blasting was carried out using an ANFO blasting agent. Blasting was done in 15 metre slices, with the stopes kept as full as possible in order to reduce the wall dilution. When a sufficient void existed, the next cut was removed. The reamed slot hole was in the centre of the stope in order to avoid blast damage to any of the walls. The core of the stope was blasted and then the walls were blasted in a subsequent blast. The slot was not taken through to the level above. The sill and the slot were blasted in a 15-metre cut. Blasts of up to 50,000 tonnes in size were made successfully.

The paste backfill plant was designed to meet the mine's backfill requirements. It used a backfill preparation process that required thickening the flotation circuit tailings and storing them in a tank that feeds disk filters. The filtered tailings were stored in a hopper, then sent to a high-intensity mixer where cement, fly ash and water were added to produce a homogenous paste containing over 80% solids. The paste backfill was fed underground by gravity.

METALLURGICAL PROCESSING

The Bouchard-Hebert mill processed mineralized material at a rate of 2,900 tonnes per day using conventional grinding and flotation to produce separate zinc and copper concentrates.

The primary crushing took place underground utilizing a jaw crusher, which reduced the material to minus 100-millimetre particle size. Primary grinding was done in a SAG mill operating in open circuit. Classification of the SAG mill discharge and flash cell tailings was by cyclones with the underflow feeding two ball mills in parallel. The ball mill discharges were combined and pumped to a flash flotation cell, while the cyclone overflow reported to the third stage of grinding to produce a final ground product of 80% passing 36 microns.

                                                                   Page 42 of 60

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Copper flotation commenced in a flash flotation cell that recovered 45% of the total copper at a grade of 14 to 18% copper with 40 grams of gold per tonne. The flash flotation cell maximized the overall gold recovery and produced a final copper concentrate grade. The flash flotation cell tailings were returned to the primary cyclone feed.

The ground product of the third ball mill circuit was pumped to a conventional copper rougher and cleaner circuit (four stages) to recover and upgrade the remaining recoverable copper in the mill feed. All copper flotation was done in an alkaline circuit.

The copper first stage cleaner tailings and copper rougher tailings were combined to form the zinc circuit feed. The zinc circuit used conventional flotation cells to float a zinc rougher concentrate, which was upgraded in three stages of cleaning. Zinc flotation was done in a more alkaline circuit than the copper circuit. The zinc rougher tailings and zinc first cleaner tailings were pumped to the paste backfill plant.

Copper and zinc concentrates were pumped to their respective high capacity thickeners followed by filtering in pressure filters to obtain the final moisture content in the respective concentrates that were less than their transportable moisture limits.

Tailings not used for underground paste backfilling were disposed of in the tailings pond. Tailings pond effluent was treated with lime to maintain a pH greater than 9.5 at the treatment plant discharge and the settling pond and 8.5 in the polishing ponds. Approximately 70% of the mill process water was recycled water from the backfill thickener overflow, and the remaining mill process water required came from site surface pumping.

The zinc concentrate typically had a grade of 54.5 to 55% zinc at 88.5% recovery. The copper concentrate typically had a grade of 15.0 to 16% copper at 85% recovery. The copper concentrate contained 53 to 54% of the gold and 33 to 40% of the silver in the mill feed.

The zinc concentrate was trucked approximately 35 kilometres to a railway loading station in Rouyn-Noranda where it was transferred into railcars and sent to either CEZinc Refinery in Valleyfield, Quebec owned by Noranda Inc. ("Noranda"). The copper concentrate was trucked approximately 30 kilometres to Noranda's Horne Smelter in Rouyn-Noranda, Quebec.

Mill tailings not used for backfill in the mine (approximately 35% of the total tailings) were deposited in the tailings pond as conventional slurry. The tailings pond covers an area of approximately 70 hectares. Effluent from the tailings pond was sent to a retaining pond and then pumped to a treatment facility prior to seasonal discharge via a polishing pond, into the environment. The tailings dam was raised in 2001 to provide additional storage capacity. Dam design and geotechnical evaluations were contracted to an independent consulting firm. Based upon the 2004 inspection report, there were no significant issues with the dams on site.

A summary of three year production information is set out in the Historical Production Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

ENVIRONMENTAL MANAGEMENT

A closure plan in respect of the Bouchard-Hebert mine was approved by the Quebec Ministry of Environment and the Quebec Ministry of Natural Resources. Key elements of the closure plan include:

o All buildings and infrastructure will be decommissioned, piping will be removed and all mine openings secured. All recyclable materials will be recycled while non-recyclable materials will be accumulated in excavations left by the foundations, and then buried with benign covering materials. Hazardous waste removal will be contracted to specialists in this field.
o Non-acid generating waste rock dumps will be sloped at 25% to provide permanent stability. Acid generating waste material will be excavated (stripped) and dumped into the open pit. The pit will subsequently be flooded to eliminate further oxidation and release of metals.
o The tailings deposit will be contoured as a "hill" to facilitate runoff with a 2% slope on the south face and a 10% slope on the north face. The entire area will then be covered with an engineered cover acting as an oxygen diffusion barrier to prevent the occurrence of acid mine drainage.
o The water holding ponds (BASSIN DES EAUX PULPES, BASIN DE SEDIMENTATION, BASIN POLISSAGE) will be dredged of solids and spillways will be modified to restore natural drainage. Dykes will be contoured and the entire area will be revegetated.

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Due to continuing exploration efforts of identified "near-field" targets, the reclamation effort will be a staged undertaking over several years. Stage one, which began in the second quarter of 2005 (concurrent with exploration drilling), included removal of acid generating waste rock, the closure of the underground workings and the commencement of the tailings cover construction. Stage two will be carried out in 2006 and will include the completion of the engineered tailings cover. The remaining reclamation will be deferred until drilling determinations are complete. If a viable ore-body is identified through exploration, the operation will be reactivated within the existing footprint, with the additional requirement to build a new tailings impoundment. If, however, exploration is unsuccessful, the final stage of the reclamation efforts will be triggered and the remaining elements listed above will be completed. A five-year post closure monitoring period is included in the closure plan.

EXPLORATION The Company's land holdings in the area include a number of mining exploration properties that cover the same stratigraphic rock sequence that hosts the Bouchard-Hebert massive sulfide deposit. Extensive historical surface exploration work and diamond drilling have resulted in the outline of several targets, but have failed to locate other massive sulfide horizons of economic merit.

The Company continues its diamond-drilling program in close proximity to the mine and is carrying out geophysics and other exploration activities in the area of the mine. The current program is focused on the targets that the Company believes have the greatest potential to be future sources of mill feed.

CARIBOU MINE

The Caribou mine has been held by the Company on a "care and maintenance" basis since August 1998. In July 2005, the Company signed a letter of intent relating to a possible sale with Blue Note Metals Inc. and Forest Gate Resources Inc.

PROJECT DESCRIPTION AND LOCATION

The Company, through CanZinco, owns the Caribou zinc/lead/silver mine located in New Brunswick. The Caribou mine has been placed on care and maintenance for an indefinite period of time due to poor metal recoveries and low metal prices.

The Caribou mine consists of an underground mine and mill located in Restigouche County in northeastern New Brunswick, 50 kilometres west of Bathurst, New Brunswick and an open pit mine (formerly known as the Restigouche property) located approximately 80 kilometres west of Bathurst and 30 kilometres from the Caribou mill.

The Caribou operations are regulated under the New Brunswick MINING ACT (Chapter M-14.1), CLEAN ENVIRONMENT ACT (Chapter C-6) and CLEAN WATER ACT (Chapter C-6.1). Certificates of approval for operating have been issued by the New Brunswick Department of Environment for both the Caribou mine underground site and the Restigouche open pit.

ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

Access is by way of Provincial Highway 180 to within four kilometres of the minesite and then by local mine road. Access to the open pit mine is also by way of Provincial Highway 180 and three kilometres by local mine road.

The local climate is typical of northern New Brunswick with an average high temperature during the summer months of 24(Degree) Celsius and average low temperatures during the winter of minus 17(Degree) Celsius. Average annual precipitation is 880 mm.

The Caribou mine property covers an area of 3,106 hectares and is held under a mining lease. The Caribou underground mine production is subject to a net smelter return royalty which escalates from one to three percent based upon zinc prices ranging from US$0.65 to US$0.85 per pound and is capped at a maximum of $7.8 million. The Caribou underground mine production is also subject to a 10% net profit royalty. Net profit is calculated by deducting from the revenue all the operating, administration, depreciation, amortization and interest costs, including all costs incurred in prior years.

The Caribou open pit mine, formerly known as the Restigouche open pit mine, was acquired by the Company in October 1995 from Marshall Minerals Corp. for 1,500,000 Common Shares and a royalty payment on each tonne mined and hauled to the Caribou mill for processing. So long as the mine is in operation, the amount of the royalty is $1.00 per tonne when

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the price of zinc is less than US$0.55 per pound, escalating to a maximum of
$4.00 per tonne at a price in excess of US$0.70 per pound. The Caribou open pit and underground mines are referred to collectively herein as the "Caribou mine".

A 3,000 tonnes per day concentrator complex is located at the Caribou underground mine site. Other surface facilities include a headframe and production hoisting system, a shop-warehouse complex, a compressor building and compressors, an assay laboratory, an administration building and other service buildings. Mine services include a fresh water pumping and distribution system, fire protection and a 100-hectare tailings impoundment pond located 1.5 kilometres southeast of the concentrator. Electric power is obtained from New Brunswick Power.

The mine is situated at an elevation of 300 metres above sea level. The immediate mine area has second growth hardwood forests and has slightly rolling hills.

HISTORY

1955    Discovered by Anaconda.
1965 Extensive underground drifting, sampling, pilot plant testing and drilling initiated. A small high-grade secondary copper cap developed into an open pit mine-mill operation until depletion in 1974.
1982    Silver/gold heap leach plant constructed.
1986 East West Minerals NL ("East West") purchased the Caribou mine from Anaconda through a subsidiary, East West Caribou Mining Limited ("EWCM").
1988 A concentrator was commissioned and operated until July 1989, when operations were suspended pending the formulation of a new mining plan.
1990 In April, the Caribou concentrator recommenced milling operations. EWCM became wholly-owned by Bathurst Base Metals Inc. ("BBMI") and BBMI became wholly-owned by Breakwater. In October operations were suspended due to poor recoveries and falling metal prices. The mine/concentrator/tailings pond complex was placed on a care and maintenance program.
1994 A metallurgical review was initiated of the underground mine mineralization.
1997 The mill commenced production but mechanical deficiencies and design shortcomings prevented the operation from attaining commercial production.
1998 The mine was placed on a care and maintenance program due to the fact that the metallurgical performance fell short of the levels anticipated by the feasibility study and declining metal prices.

GEOLOGICAL SETTING AND MINERALIZATION

The Caribou underground and open pit mines are located in northern New Brunswick, a province in which over 30 massive sulfide deposits occur. The deposits are located, broadly, between footwall sediments and hangingwall volcanics. The hangingwall to the massive sulfides is a sequence of clastic felsic volcanic flows with local bedded tuffaceous horizons. Sulfide minerals are not present in the hangingwall. The footwall rocks are rhyolitic with tuffaceous horizons and, unlike the hangingwall sequence, disseminated sulfide minerals occur in a stringer zone immediately below the massive sulfide body. The deposit is intersected by two diabase dykes of Devonian age, one in the centre of the deposit and one diabase dyke at its southern end. These dykes trend northwest/southeast and dip steeply. The central dyke is two to five metres thick. Three phases of folding have been identified, all of which predate the intrusion of the diabase dykes. The first phase imposed gentle folds along the long axis of the deposit. The second phase resulted in local, minor kink folds and the third phase resulted in steepening of the flanks of the deposit, approximately along strike.

The footwall in direct contact with the sulfide mineralization is, usually, a band of phyllite averaging about 15 metres in thickness (but ranging from three to 25 metres). This unit contains disseminated pyrite near the contact with the massive sulfide lenses. The sulfide mineralization is overlain by felsic volcanics. In the mine area, a band of phyllite, one to three metres thick, occurs between the massive sulfides and the felsic volcanics. Two major faults cut the Mine Sequence, one north/south and the other east/west.

The mineralization delineated to date consists of six discrete massive sulfide lenses, overlapping in part, and distributed in an echelon fashion in, and conformable within, the Mine Sequence. The lenses have been numbered from 1 to
6. The massive sulfide lenses consist of about 90% sulfide minerals, mostly pyrite but with significant amounts of magnetite. In order of abundance, the major minerals are sphalerite, galena and chalcopyrite. The sphalerite is reported as being marmatitic. Minor metallic constituents include tetrahedrite, arsenopyrite, marcasite and gold. In contrast to other massive sulfide deposits in the district, pyrrhotite is rare. The gangue minerals mostly consist of siderite, stilpnomelane, quartz and chlorite.

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The individual massive sulfide lenses exhibit well-developed metal zoning. As well, there is an overall metal zoning from lens to lens; thus, the zinc/lead ratio is the highest in lens 1 and lowest in lenses 4 and 6, mainly due to an increase in galena in the latter lens. The deposit also exhibits distinct metal zones not coincident with the general metal zoning.

Silver varies proportionately to lead as most of the silver is in solid solution in galena in lenses 1, 2 and 3, and in solid solution with tetrahedrite in lenses 4 and 6. Gold occurs mainly in electrum, but is also noted in arsenian pyrite and arsenopyrite.

MINERAL RESOURCE AND MINERAL RESOURCE ESTIMATION METHODOLOGY The mineral resources and mineral reserves for the Caribou mine include the Caribou underground and open pit deposits. Both deposits have been mined on several occasions. The current mineral resources and mineral reserves at both deposits have been estimated by the Company and independently audited on several occasions.

For the Caribou underground deposit, resource grades were calculated using traditional polygonal methods on level plans utilizing data points and measuring areas of influence intimately connected to those data points.

The mineral resources of the Caribou open pit deposit were re-evaluated as of December 31, 1998 by the Company. The resources were calculated by kriging on a block model using computer software.

The mineral resources for the Caribou underground mine were calculated as at December 31, 1999 by the Company. The resources were calculated according to published guidelines of the Canadian Institute of Mining, Metallurgy and Petroleum for using existing diamond drill hole data and chip sample assays.

A summary of Mineral Reserves and Mineral Resources is set out in the Mineral Reserves and Mineral Resources Table in Paragraph 3.3 entitled "Operations of the Company" in this Annual Information Form.

Prior to entering into the negotiations with Blue Note, the Company had a re-opening plan.

A)      BREAKWATER RE-OPENING PLAN

A re-opening plan was developed by the Company in 1999 and was subsequently updated in 2000. The re-opening plan calls for the production from the Caribou underground mine at the rate of 1,650 tonnes per day and from the Caribou open pit mine at the rate of 1,350 tonnes per day. In accordance with the plan, the mineral reserves from the open pit would be depleted in 21 months and the underground mineral reserves accessed from the open pit would be developed in time to produce 500 tonnes per day. At this time, production from the Caribou underground mine would be increased to 2,500 tonnes per day.

As part of the re-opening plan at the Caribou underground mine, the main ramp will be extended down to the 7th level at the 1900 metre elevation to recover the mineral reserves in this area. The shaft will be deepened to the 6th level and a crusher and loading pocket installed. Material from below the 6th level will be hauled by trucks up the ramp to the ore-dump on the 6th level. Ventilation raises, backfill raises and ore and waste passes will be extended down to the 6th and 7th levels as needed.

The Company plans to mine the Caribou open pit in two stages. The first stage is expected to be the resumption of the open pit operation with the second stage being the development of the underground deposit commencing immediately upon depletion of the open pit mineral reserves. The open pit is expected to be mined using a conventional bench method, and employ rubber tired loaders and trucks. Waste will be mined in ten metre benches, while the mineralization is expected to be mined in five metre benches to allow for better grade control. Mineralized material from the open pit deposit will be crushed at the open pit site and then hauled to a separate ore-pass at the Caribou mill site.

METALLURGICAL PROCESSING

In 1990, a bulk concentrate was produced for the Imperial Smelting process. The property next operated from July 1997 to August 1998, producing separate lead and zinc concentrates. This was possible due to the development of a new flowsheet and reagent scheme.

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While the economics were enhanced with the newly developed flowsheet, plant performance did not reach the levels anticipated from the laboratory and pilot plant testing. The operation was closed in August 1998 due to low metal prices and less than acceptable metallurgical performance. A pilot plant study, completed in November 1998, was followed up with a combined mineralogical characterization and metallurgical process development program in 2000. A less complex flowsheet using a simplified reagent scheme was developed to selectively produce lead, zinc and copper concentrates.

From a compilation of the pilot plant test results and data in November 1998, the operating period of 1997 - 1998 and a study completed in 2000 by an independent consulting firm (the "2000 Study"), it was concluded that a number of flowsheet modifications are required to obtain the desired response to treatment of Caribou ore.

The future success of the concentrator is expected to be achieved by addressing the design and maintenance problems that plagued past operations. The use of high level process control equipment and practices to ensure that all critical grinding and flotation parameters identified in the 2000 Study are achieved in the plant, utilizing a simplified flotation flowsheet and reagent scheme enhancing the operator's ability to manage the process and ensuring that supervisors, technical staff and operators are well trained.

The new flowsheet developed in the 2000 Study is less complex than the existing flowsheet and fewer reagents are used. Problems experienced in the past of balancing lead concentrate grade and lead recovery, which invariably resulted in high lead tailings impacting the zinc circuit, have been eliminated by open circuiting part of the lead cleaner tailings direct to final mill tailings. The new flowsheet also provides for improved revenues with the production of a saleable copper concentrate.

Mineralized material will be ground in a 6,700 millimetre diameter SAG mill with 1,500kW connected power. SAG mill discharge will be sized with the plus 20 mesh portion being returned to the SAG mill. The minus 20 mesh portion will receive further grinding in a 4,267 millimetre diameter ball mill in a closed circuit with a cluster of cyclones. Final grind will be approximately 80% minus 30 microns.

Following aeration, the cyclone overflow will be directed to lead rougher cells and a combination of scavenger cells where the lead rougher/scavenger concentrate will be produced. This concentrate will be reground and then cleaned in a bank of flotation cells.

Subsequent lead processing includes a series of scavenger cells, four stages of cleaner flotation and two additional regrind stages.

The copper separation feed, following sulfur dioxide conditioning, will be directed to the flotation circuit to produce a saleable copper concentrate and a tailing product that will be discharged to final tailings.

The final lead and copper concentrates will be thickened and stored in a stock tank for storage and subsequent dewatering using the lead filter.

The lead tailings will feed the zinc circuit. After conditioning, the zinc rougher scavenger concentrates will be floated and these concentrates will be reground and then subjected to high intensity conditioning prior to flotation.

The flotation tailings will be pumped to the tailings pond for subaqueous disposal. Process water required for the mill will be reclaimed from the tailings pond via a 400 millimetre diameter pipeline.

ENVIRONMENTAL MANAGEMENT AND PERMITTING

During the most recent operational period (1997-98), tailings were discharged to the South Tributary tailings pond facility. Tailings were deposited subaqueously via floating line and stored under one metre of water cover in accordance with the certificates of approval to operate. Retention time in the tailings pond averaged 200 days and served as water treatment. Water required for the mill was reclaimed while any excess was discharged to a polishing pond and subsequently to Forty Mile Brook. The tailings pond dam is a glacial till structure with an inverted filter drain on the downstream face. The re-opening plan called for a
1.4 metre lift to be placed on the dam to accommodate tailings produced from the entire current mineral reserves.

The tailings dams are regularly inspected by a geotechnical engineer registered in the Province of New Brunswick. An inspection was conducted in 2004 and there were no significant issues identified.

The Minister of the Department of Natural Resources and Energy (the "DNRE") approved a mine reclamation plan for the Caribou mine on March 6, 1996. The cornerstone of the closure plan is progressive reclamation, namely relocating the potentially acid generating material stored on surface by the previous owner/operator of the site. In keeping with this progressive reclamation strategy, a six year plan to relocate the historic Anaconda tailings pile (approximately 230,000 tonnes) began in 2004 and will continue through 2009. The tailings are expected to be excavated, treated and relocated to a sub-aqueous location in the Caribou tailings pond.

Similarly, approximately 159,000 tonnes of waste rock of the 1.1 million tonnes produced during the former open pit operations were returned to the underground mine as backfill during the most recent operational period, in accordance with the closure plan.

The closure plan is not clear on the acidic drainage discharging from the mine adit during the post-closure period, but it is likely to require long-term treatment. An independent consulting firm has concluded that, based upon the information provided in the closure plan, the closure plan appears to be reasonable.

The Company and CanZinco have a "historic liability" agreement with the Province of New Brunswick, whereby the liability of EWCM, a predecessor to CanZinco, for reclamation work, rehabilitation work, other environmental work and environmental liabilities of any nature related to exploration and development activities at the Caribou mine that took place prior to October 29, 1993, is limited to $3 million. The Province of New Brunswick is responsible for historic liabilities exceeding $3 million. As a result of this agreement, most of the closure issues will be the responsibility of the Province of New Brunswick. The Company estimates that their portion of the closure costs will be $3.7 million (comprising $3 million for historic liabilities and $0.7 million for new liabilities).

Security in the amount of $2.9 million has been posted with the DNRE towards these costs in accordance with an agreed schedule. An additional amount of $1.1 million has been posted for environmental protection with the Minister of Environment as required under Regulation 87-83, the Environmental Assessment Regulation of the CLEAN ENVIRONMENT ACT.

The Caribou open pit operation is located approximately 30 kilometres west at the Restigouche property. Mineralized material extracted from the open pit was trucked to the Caribou mill for processing. The Caribou open pit site has a minimal amount of infrastructure, two waste rock storage pads and a small water treatment plant.

A mine reclamation plan was approved by the DNRE on March 6, 1996 for the Caribou open pit site.

Based upon the information provided in the closure plan, an independent consulting firm concluded that the closure plan for the open pit appears to be reasonable. If the development of the pit and the storage of waste rock was implemented as described in the closure plan, there is unlikely to be any long term water quality treatment requirements.

Security in the amount of $1.9 million has been posted with the DNRE towards the mine reclamation costs in accordance with an agreed upon schedule. An additional amount of $1.7 million has been posted for environmental protection with the Minister of Environment as required under Regulation 87-83, the Environmental Assessment Regulation of the CLEAN ENVIRONMENT ACT. The Company estimates the closure cost for the Caribou open pit to be $3.1 million.

Pursuant to a six-year term agreement signed in 2004 between CanZinco and BIOTEQ Environmental Technologies Inc. ("BIOTEQ") BIOTEQ has assumed responsibility for the operation and maintenance of the wastewater treatment facilities at the Caribou and Restigouche mines. BIOTEQ receives a monthly fee for the technical and managerial services they will provide to CanZinco at Caribou and Restigouche. BIOTEQ also earns an additional fee for the treatment of the Anaconda tailings located at Caribou, a process that commenced during the second quarter of 2005.

B)      PROPOSED TRANSACTION WITH BLUE NOTE METALS INC./FOREST GATE RESOURCES
        INC.

On October 3, 2004, the Company and CanZinco signed a letter of intent with Blue Note Metals Inc. ("Blue Note"), at that time a subsidiary of Forest Gate Resources Inc., relating to a possible sale of the Caribou mine. The October 3, 2004 letter of intent was terminated in its entirety without further obligations. The Company signed a revised letter of intent with Blue Note and Forest Gate Resources Inc. on July 5, 2005. The proposed transaction is conditional upon and subject to a number of conditions precedent including, among other things, Blue Note securing financing sufficient for the project, execution of a definitive agreement, approval of the directors and shareholders of all relevant parties and receipt of all required regulatory and third party approvals and consents, and releases by relevant third parties.

NANISIVIK MINE

The Company owns, through CanZinco, the Nanisivik zinc/lead/silver mine located on Strathcona Sound, Baffin Island, Nunavut. The Company permanently closed the Nanisivik mine in September 2002 and reclamation activities are ongoing.

In July 1996, the Company acquired Nanisivik Mines Ltd. from AEC West Limited for $44.2 million. The purchase price included working capital of $39.4 million, composed principally of zinc concentrate. In 1997, the mine was sold to CanZinco.

ENVIRONMENTAL MANAGEMENT AND PERMITTING

The operating license for the Nanisivik mine is an industrial water license issued by the Nunavut Water Board ("NWB") and administered by the Department of Indian Affairs and Northern Development ("DIAND"). The license sets parameters for water use and waste disposal during the closure and reclamation period. The current license was granted in October 2002 and expires in May 2008. It is expected that all reclamation work and post-closure monitoring will be completed within the current license period, although the duration of the post-closure monitoring period has not yet been decided by the NWB.

During operations, tailings from the mill were pumped to the 60 hectare west twin disposal area ("WTDA"). The WTDA is made up of a surface cell, a reservoir and a polishing pond. Tailings were deposited both sub-aerially and subaqueously.

The WTDA internal dykes are a frozen core construction and were last inspected in August 2005 by an independent consulting firm. No significant stability issues were identified during the inspection.

ENVIRONMENTAL MANAGEMENT AND PERMITTING

The operating permit for the Nanisivik mine is an industrial water license issued by the Nunavut Water Board ("NWB") and administered by the Department of Indian Affairs and Northern Development ("DIAND"). The license sets parameters for water use and waste disposal during the closure and reclamation period. The current license was granted in October 2002 and expires in May 2008. It is expected that all reclamation work and post-closure monitoring will be completed within the current license period, although the duration of the post-closure monitoring period has not yet been decided by the NWB.

The Nanisivik Closure and Reclamation Plan ("the Plan") was approved by the Nunavut Water Board in July 2004. The Plan details the remediation work required to reach the required objective of "returning the land to its pre-mining use". The reclamation is scheduled to be completed in 2006.

To date, approximately 2,000,000 tonnes of material has been handled as part of reclamation. This includes:

1. Placement of a geothermal cover of shale (1.0 m) and armour (0.25 m) over exposed tailings to ensure that the tailings remain frozen and isolated from the environment. Geothermal modeling was conducted under worst-case prediction scenarios for climate warming.
2. Provision of one metre water cover over subaqueous tailings to prevent oxidation of tailings from affecting water quality.
3. Construction of an engineered outflow spillway from the covered tailings area designed for the PMF (probable maximum flood).
4. Relocation of surface mineralized waste rock to the underground mine or to open pits where backfilling is required.
5. Contouring and backfilling of open pits and placement of a geothermal cover. Cover thickness for waste rock has been designed at 1.95 m shale plus 0.25 m armour (76% thicker then tailings cover to reflect differences in physical properties of waste).
6. Placement of a thermal insulation cover of shale (1.95 m) and armour (0.25 m) over the landfill facility.
7. Dismantling of industrial and residential buildings and salvage components of economic value for shipment off site or for sale locally.

8. Disposal of non-hazardous demolition debris and residual scrap materials in the underground mine or in open pits where backfilling is required.
9. Remediation of contaminated soils by covering in-place or by excavation and disposal in either the underground mine or in open pits that require backfilling.
10. Installation of additional monitoring instruments to monitor ground temperature and depth of thaw in reclaimed areas.

Total cost of work completed to date is $16 million with an estimated $2.4 million remaining to be completed in 2006.

Post closure monitoring of the mine site is scheduled for a period of 5 years following reclamation. This will include water quality, ground temperatures, general reclamation inspections and geotechnical inspections. The results of the monitoring program will be reported to the Nunavut Water Board quarterly and any maintenance work that may be identified will be completed. At the end of the 5-year period, the effectiveness of the reclamation work will be evaluated through a COMPREHENSIVE PERFORMANCE REVIEW, and a determination will be made regarding the need for continued monitoring or return of the property to the government.

Under the terms of the water license, the Company is required to post security for reclamation in an aggregate amount of $17.6 million. The Company has provided a promissory note to DIAND to cover the total security requirement of $17.6 million.

ITEM 4    DIVIDENDS

The Company has not paid dividends during the past five years. The Company has no fixed dividend policy and does not anticipate paying a dividend in the foreseeable future. Any future determination to pay dividends will be at the discretion of the board of directors and will depend upon its assessment of, among other factors, earnings, capital requirements and the operating and financial condition of the Company.

The ability of the Company to pay dividends on its outstanding Common Shares is subject to limitations imposed by the CANADA BUSINESS CORPORATIONS ACT relating to asset and liquidity conditions.

ITEM 5    DESCRIPTION OF CAPITAL STRUCTURE

The Company is authorized to issue an unlimited number of Common Shares and 200,000,000 preferred shares. As of March 24, 2006, the Company had 381,895,510 Common Shares outstanding. There are no preferred shares outstanding.

COMMON SHARES
The holders of Common Shares are entitled:

(i) to vote at any meetings of shareholders, except meetings at which only holders of shares of a specified class or series of shares are entitled to vote;
(ii) subject to the rights, privileges, restrictions and conditions attaching to shares of any other class or series of shares of the Company, to receive any dividend declared by the Company on the Common Shares; and
(iii) subject to the rights, privileges, restrictions and conditions attaching to shares of any other class or series of shares of the Company, to receive the remaining property of the Company upon its dissolution.

PREFERRED SHARES

The preferred shares can be issued in series, rank in priority to Common Shares in respect of the return of capital and are non-voting except at meetings where the holders of such shares would be entitled by law to vote separately as a class. The Directors of the Company are entitled to determine other specific designations, rights, privileges, restrictions and conditions attaching to preferred shares.

ITEM 6    MARKET FOR SECURITIES

6.1       TRADING PRICE AND VOLUME

The Common Shares are listed on The Toronto Stock Exchange (the "TSX") under the symbol "BWR". The following table sets forth the high, low and closing prices and volume of the Common Shares for the financial year of the Company ended December 31, 2005.

==================== ============= ============= ============= =================
        MONTH          HIGH $         LOW $        CLOSE $          VOLUME
-------------------- ------------- ------------- ------------- -----------------

==================== ============= ============= ============= =================
Jan-2005                    0.67           0.52         0.61         41,321,371
-------------------- ------------- ------------- ------------- -----------------
Feb-2005                    0.75           0.59         0.74         33,016,988
-------------------- ------------- ------------- ------------- -----------------
Mar-2005                    0.78           0.52         0.58         41,323,241
-------------------- ------------- ------------- ------------- -----------------
Apr-2005                    0.59           0.38        0.415         18,519,205
-------------------- ------------- ------------- ------------- -----------------
May-2005                   0.445           0.33         0.42         25,449,141
-------------------- ------------- ------------- ------------- -----------------
Jun-2005                    0.42          0.355         0.38         10,176,010
-------------------- ------------- ------------- ------------- -----------------
Jul-2005                   0.395           0.35         0.36          7,874,692
-------------------- ------------- ------------- ------------- -----------------
Aug-2005                    0.44           0.32        0.325         13,729,771
-------------------- ------------- ------------- ------------- -----------------
Sep-2005                   0.415           0.33        0.375         36,675,338
-------------------- ------------- ------------- ------------- -----------------
Oct-2005                    0.55          0.355         0.51         39,381,298
-------------------- ------------- ------------- ------------- -----------------
Nov-2005                    0.56           0.43        0.495         21,928,933
-------------------- ------------- ------------- ------------- -----------------
Dec-2005                    0.69          0.475         0.68         26,254,235
==================== ============= ============= ============= =================

The Warrants are listed on the TSX under the symbol "BWR.WT". The warrants were issued by the Company on January 28, 2004, each such warrant being exercisable for one Common Share at an exercise price of $1.00 until January 28, 2009. The following table sets forth the high, low and closing prices and volume of the Warrants for the financial year of the Company ended December 31, 2005.

==================== ============= ============= ============= =================
        MONTH          HIGH $         LOW $        CLOSE $           VOLUME
-------------------- ------------- ------------- ------------- -----------------

==================== ============= ============= ============= =================
Jan -2005                   0.26           0.20         0.21          6,950,300
==================== ============= ============= ============= =================
Feb-2005                    0.33           0.21         0.33          5,676,300
-------------------- ------------- ------------- ------------- -----------------
Mar-2005                    0.36           0.22        0.255          3,511,650
-------------------- ------------- ------------- ------------- -----------------
Apr-2005                    0.26          0.185          0.2          2,317,200
-------------------- ------------- ------------- ------------- -----------------
May-2005                   0.215          0.155        0.185          1,363,400
-------------------- ------------- ------------- ------------- -----------------
Jun-2005                    0.18          0.135        0.155            880,500
-------------------- ------------- ------------- ------------- -----------------
Jul-2005                    0.17          0.145         0.17            471,300
-------------------- ------------- ------------- ------------- -----------------
Aug-2005                    0.20           0.15         0.16            977,500
-------------------- ------------- ------------- ------------- -----------------
Sep-2005                    0.17          0.125        0.125          2,838,991
-------------------- ------------- ------------- ------------- -----------------
Oct-2005                   0.175           0.12         0.17          2,120,850
-------------------- ------------- ------------- ------------- -----------------
Nov-2005                   0.195           0.14         0.18          2,512,650
-------------------- ------------- ------------- ------------- -----------------
Dec-2005                   0.255          0.185         0.25          2,941,500
==================== ============= ============= ============= =================

ITEM 7    DIRECTORS AND OFFICERS

7.1       NAME, OCCUPATION AND SECURITY HOLDING

Directors are elected at the Company's annual meeting of shareholders for a one-year term. If a director's office is vacated during the year, such vacancy is filled in accordance with the by-laws of the Company.

The following table sets out information regarding the directors and officers of the Company, their jurisdiction of residence and principal occupation as at March 31, 2006:

DIRECTORS

------------------------------------- ----------------------------------------------------------- ------------
NAME AND JURISDICTION OF RESIDENCE                                                                   DIRECTOR
                                      PRINCIPAL OCCUPATION                                              SINCE
------------------------------------- ----------------------------------------------------------- ------------
Garth A.C. MacRae  (1) (2) (3) (4)    Chairman of the Board                                              1993
Ontario, Canada                       President and Chief Executive Officer (5)
                                      Also,  a Governor of Dynamic  Mutual  Funds and a director
                                      of  Dundee  Corporation,   ChondroGene   Limited;   Dundee
                                      Precious  Metals  Inc.,  Dundee  Wealth  Management  Inc.,
                                      Eurogas  Corporation,  Torque  Energy  Inc.,  Great Plains
                                      Exploration Inc., Uranium Participation Corporation
------------------------------------- ----------------------------------------------------------- ------------
George E. Pirie (4)                   President and Chief Executive Officer of the Company  (6)          2005
Ontario, Canada
                                      Also, a director of Paladin Resources Ltd.
------------------------------------- ----------------------------------------------------------- ------------
Ned Goodman (7)                       President   and   Chief    Executive    Officer,    Dundee         1993
Ontario, Canada and Quebec, Canada    Corporation;   President  and  Chief  Executive   Officer,
                                      Dundee  Wealth  and DWM Inc.;  and  Chairman  of Goodman &
                                      Company,  Investment  Counsel Ltd. Also Chairman  Emiritus
                                      of the  Canadian  Council  of  Christians  and  Jews and a
                                      Governor  of  Junior  Achievement,  a  director  of Dundee
                                      Precious Metals Inc., Eurogas  Corporation and Chairman of
                                      the Board of Trustees of Dundee REIT

------------------------------------- ----------------------------------------------------------- ------------
Jonathan C. Goodman                   Director,  President and Chief Executive Officer of Dundee         2001
Ontario, Canada                       Precious  Metals Inc.;  a director of Dundee  Corporation,
                                      Dundee   Acquisition  Inc.,   Dundee  Resources   Limited,
                                      Eurogas   Corporation,   Odyssey   Resources  Ltd.,  Major
                                      Drilling Group  International,  Inc., Tahera  Corporation,
                                      Frontier Pacific Mining Corporation and Woodruff Capital.
------------------------------------- ----------------------------------------------------------- ------------
Donald K. Charter (2) (8)             Mr.  Charter  is a  business  consultant.  He  is  also  a         1999
Ontario, Canada                       director of IAMGold Corporation,  Great Plains Exploration
                                      Inc., Glencairn Gold Corporation and Dundee REIT
------------------------------------- ----------------------------------------------------------- ------------
Grant A. Edey (3)                     Chief Financial Officer of IAMGOLD Corporation.                    2005
Ontario, Canada
------------------------------------- ----------------------------------------------------------- ------------
A. Murray Sinclair, Jr.  (2) (3)      The  managing  director  of  Quest  Capital  Corp.,  and a         1992
British Columbia, Canada              director of Arapaho Capital Corp.,  Bannockburn  Resources
                                      Limited,  Choice Resources Corp.,  Gabriel Resources Ltd.,
                                      General Minerals Corporation,  GTO Resources Inc., Kaboose
                                      Inc.,  Katanga  Mining  Limited,  Lara  Exploration  Inc.,
                                      Navan Capital Corp.,  Newmex  Minerals  Inc.,  Proprietary
                                      Industries   Inc.,  Skye  Resources   Inc.,   Twenty-Seven
                                      Capital Corp. and Wolfden Resources Inc.

------------------------------------- ----------------------------------------------------------- ------------
Jan C. Johansson (9)                  President  and Chief  Executive  Officer of Boliden  AB, a         2004
Stockholm, Sweden                     director of SveMin (Swedish  Association of Mines, Mineral and Metal Producers)


------------------------------------- ----------------------------------------------------------- ------------

(1.)    Mr. MacRae was reappointed as the Chairman of the Board on June 23,
        2005.
(2.)    Member of the Compensation Committee.
(3.)    Member of the Audit Committee.
(4.)    Member of the Hedging Committee.
(5.) Mr. MacRae was appointed as the interim President and Chief Executive Officer from December 23, 2004 to July 4, 2005.
(6.) Mr. Pirie was appointed as a director on June 23, 2005 and the President and Chief Executive Officer of the Company on July 4, (2005.)
(7.)    Mr. Ned Goodman ceased to be the Chairman of the Board on June 23,
        (2005.)

(8.) Donald Charter, prior to December 2005, was an Executive Vice President of Dundee Corporation and Dundee Wealth Management Inc. and the Chairman, President and Chief Executive Officer of Dundee Securities Corporation and Dundee Private Investors. Prior to joining the Dundee Group of Companies in 1996, he was a partner in the law firm of Smith, Lyons now incorporated under the practice of Gowlings LLP.
(9.)    Mr. Johansson resigned as a director on November 10, (2005.)

OFFICERS

        ------------------------------------------------- ----------------------------------------------------------
        NAME AND JURISDICTION OF RESIDENCE                OFFICE HELD
        ------------------------------------------------- ----------------------------------------------------------
        Garth A.C. MacRae (A)                             President and Chief Executive Officer (Interim)
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------
        George E. Pirie (B)                               President and Chief Executive Officer
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------
        Richard R. Godfrey (C)                            Vice President, Finance and Chief Financial Officer
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------
        William M. Heath                                  Vice President, Administration
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------
        J. Steven Hayes                                   Vice President, Commercial
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------
        Robert Cuttriss (D)                               Vice President, Technical Services
        British Columbia, Canada
        ------------------------------------------------- ----------------------------------------------------------
        Torben Jensen (E)                                 Vice President, Engineering
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------
        Robert Carreau (F)                                Vice President, Environment
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------
        Robert Byrd (G)                                   Vice President, Latin America
        Santiago, Chile
        ------------------------------------------------- ----------------------------------------------------------
        Bertrand Boivin (H)                               Vice President, Canada
        Quebec, Canada
        ------------------------------------------------- ----------------------------------------------------------
        E. Ann Wilkinson (I)                              Vice President, Investor Relations
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------
        Priya Patil (J)                                   Corporate Counsel and Secretary
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------
        Leroy A. Fong                                     Controller
        Ontario, Canada
        ------------------------------------------------- ----------------------------------------------------------

Each of the officers of the Company has held the position set out opposite their name or other executive or equivalent management functions with his or her present employer or its predecessor or affiliates during the last five years except:

(A) Mr. MacRae was appointed as the interim President and Chief Executive Officer from December 23, 2004 to July 4, 2005.
(B) Mr. Pirie, prior to joining the Company on July 4, 2005, was an Executive Vice President with Placer Dome Inc. and the President and Chief Executive Officer of Place Dome Canada until December 31, (2004.)
(C) Mr. Godfrey, prior to June 2003, was the Finance Advisor to the President and Chief Executive Officer of Ma'aden, the Saudi Arabian Mining Company. He is also a non-director member of the Hedging Committee. The Company announced on March 28, 2006 that Mr. Godfrey will be stepping down as Vice President, Finance and Chief Financial Officer at the end of the school year to join another mining company.
(D) Mr. Cuttriss was Manager, Research for Placer Dome Inc. from July 2003 to October 2005. Prior to that was Managing Partner of Interpro Zinc LLC, a private Colorado corporation developing zinc recycling technology.
(E) Torben Jensen, prior to December 2003, was Manager, Engineering and North American Exploration of the Company.
(F) Mr. Carreau, prior to May 10, 2005, was the Manager, Environmental Affairs of the Company.
(G) Mr. Byrd, during the period from September 2003 to October 2004, worked with Glencairn Gold Corporation.
(H) Mr. Boivin, prior to November 8, 2005, was the President, Director General of Breakwater Tunisia S.A., a subsidiary of the Company.
(I)     Ms. Wilkinson, prior to November 2005, was Corporate Secretary of the
        Company.
(J) Ms. Patil, prior to November 2004, practiced law in Toronto, Ontario and Palo Alto, California.

SHAREHOLDINGS OF DIRECTORS AND OFFICERS

To our knowledge, as at March 24, 2006, the directors and executive officers of the Company as a group, beneficially owned, directly or indirectly, or exercised control or direction over 2,351,146 or less than 1% of 382,070,509 issued and outstanding common shares and no director or executive officer of the Company beneficially owned or controlled voting securities of any of our subsidiaries.

7.2       CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

PETROFALCON CORPORATION (FORMERLY PRETIUM INDUSTRIES INC.)
On February 27, 2002 the British Columbia Securities Commission delivered an order relating to an application by Mercury Partners & Company Inc. to overturn a decision of the Canadian Venture Exchange Inc. (as it then was), namely an approval to close a private placement of 4,000,000 common shares of the corporation which was completed in November 2001 (the "BCSC Order"). Subsequent to the private placement, Mr. A. Murray Sinclair was appointed a director of PetroFalcon Corporation. Pursuant to the BCSC Order, PetroFalcon Corporation was required to place the matter before its shareholders and in order that the status quo be maintained to the greatest extent possible until the occurrence of the shareholders meeting, the British Columbia Securities Commission considered it to be in the public interest to remove the applicability of exemptions from prospectus and registration requirements for PetroFalcon until the shareholders meeting was held. In addition, the British Columbia Securities Commission, during that time period, removed the applicability of exemptions from prospectus and registration requirements for Quest Ventures Ltd. (as subscriber to the private placement referred to above) in respect of the 4,000,000 common shares received pursuant to the private placement referred to above. During this time,
A. Murray Sinclair was also a principal of Quest Ventures Ltd. The approval of shareholders was sought and received in May 2002 at a meeting of shareholders.

KATANGA MINING LIMITED (FORMERLY BALLOCH RESOURCES LTD. AND NEW INCA GOLD LTD.)
A. Murray Sinclair, Jr. has been a director of Balloch Resources Ltd. since May 1998. On February 25, 2002 New Inca Gold Ltd. was issued a cease trade order from the British Columbia Securities Commission, the Alberta Securities Commission and the Ontario Securities Commission for failure to file financial statements within the prescribed period of time and pay the filing fees. New Inca Gold Ltd. has since filed the financial statements and paid the filing fees as required by those securities commissions. Effective October 21, 2003, trading of the securities of New Inca Gold Ltd. resumed. The Alberta Order was rescinded on October 23, 2003 and the Ontario Order was rescinded on March 6, 2003 and the British Columbia Order was rescinded on October 21, 2003.

7.3       CONFLICTS OF INTEREST

Three directors of the Company, namely Messrs. Garth MacRae, Ned Goodman and Jonathan Goodman are directors and/or officers of Dundee Corporation ("Dundee") and/or certain of its affiliates. Mr. Donald Charter was an officer of Dundee and/or officer and director of certain of its affiliates. Dundee owns, directly or indirectly or exercises control or direction over 73,078,651 Common Shares representing approximately 19.16% of the outstanding Common Shares and warrants to purchase a further 31,801,410 Common Shares. Assuming the exercise of all of the foregoing warrants, Dundee Corporation and its affiliates would own directly or indirectly or exercise control or direction over 104,880,061 Common Shares representing approximately 27.51% of issued and outstanding Common Shares of the Company.

7.4       INTEREST OF MANAGEMENT AND OTHERS IN THE MATERIAL TRANSACTIONS

The only material transactions entered into since January 1, 2003 that have affected or are expected to materially affect the Corporation or any of the affiliates of the Company involving an officer or director of the Company, the principal shareholder of the Company or any associate or affiliate of any such persons or companies are as follows:

a) In December 2005, a syndicate of investment dealers comprising of DSC and GMP Securities ("GMP") participated in raising $6 million flow through financing for the Company. DSC is related to the significant shareholder of the Company. The Company paid the syndicate a commission of $240,000 of which DSC earned $120,000.

b) In 2004, DSC participated in the syndicate of underwriters in connection with the offering of 57,142,858 Units of the Company each consisting of one Common Share and one half of a warrant to purchase a Common Share for gross proceeds of $40 million and received a portion of the commission paid by the Company to the underwriters in connection with the underwriting.

c) The Company accrued certain advisory fees to Dundee Securities Corporation ("DSC") as a result of an agreement entered into in late 1998. Pursuant to the terms of the agreement the Company was required to pay a monthly work fee of $25,000 up to a maximum of $250,000 per annum and an advisory fee of up to 1% of the value of any transaction and 0.5% of any equity or debt financing. The agreement was terminated on December 31, 2000 but $1,000,000 of fees accrued were unpaid. In 2004, the Company paid the entire accrued unpaid service fees to DSC. The fees accrued were in connection with: (a) in May 2000, the acquisition of Bouchard- Hebert Mine and the Langlois Mine a fee of $543,000; (b) in April 2000, the refinancing of the Company by way of a syndicated credit facility a fee of $715,000; (c) in May 1999, a public offering of common shares a fee of $101,500; and (d) in March 1999, restructuring of credit arrangement a fee of $75,000. Donald K. Charter, a director of the Company, was the Chairman, President and Chief Executive Officer of DSC until December, 2005. DSC is an indirect, partially-owned subsidiary of Dundee.

d) During October 2001 and December 2003, the Company accrued expenses of $500,000 for services provided by Dundee.

ITEM 8    LEGAL PROCEEDINGS

The Company is not a party to any legal proceedings of a material nature. Information relating to legal proceedings is incorporated by reference to the Section entitled "Contingencies" in the financial statements of the Company for the financial year ended December 31, 2005 which has been filed on SEDAR at www.sedar.com.

ITEM 9    TRANSFER AGENTS AND REGISTRARS

The transfer agent and registrar for the Common Shares and the warrants of the Company is Computershare Investor Services Inc. at its principal office located at 100 University Avenue, 8th Floor, Ontario, Canada M5J 2Y1.

ITEM 10   MATERIAL CONTRACTS

None.

ITEM 11   INTERESTS OF EXPERTS

11.1      NAMES OF EXPERTS

The following persons and firms have prepared or certified a statement, report or valuation described or included in a filing or referred to in a filing made by the Company under National Instrument 51-102 as follows during or relating to, the financial year of the Company ended December 31, 2005:

        Deloitte & Touche LLP is the independent auditor of the Company SRK Consulting, Independent Technical consultant

11.2      INTEREST OF EXPERTS

SRK Consulting does not own any securities of any class issued by the Company.

ITEM 12   ADDITIONAL INFORMATION

Additional information relating to the Company is available on the system for Electronic Document Analysis and Retrieval (SEDAR) under the Company's name at WWW.SEDAR.COM. Further additional information, including directors' and officers' remuneration and indebtedness, if any, principal holders of the Company's securities, and securities authorized for issuance under the share incentive plan can be found in the Company's Management Information Circular dated April 15, 2005 furnished in connection with its annual general meeting of shareholders dated May 25, 2005. The management information circular for the 2006 shareholder meeting for the purpose of, among other things, the election of directors, will be available on SEDAR in accordance with time prescribed by law. The Company's consolidated financial statements and the management's discussion and analysis for the fiscal year ended December 31, 2005 can be found on SEDAR at WWW.SEDAR.COM and at the Company's website www.breakwater.ca.

ITEM 13   AUDIT COMMITTEE DISCLOSURE

AUDIT COMMITTEE CHARTER

1.      PURPOSE

The purpose of the Audit Committee (the "Committee") shall be to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Corporation's financial statements and other relevant public disclosures;
(ii) the Corporation's compliance with legal and regulatory requirements relating to financial reporting and (iii) the external auditors' performance, qualifications and independence.

2.      COMPOSITION

The Committee shall consist of a minimum of three directors of the Corporation. The Committee shall be comprised entirely of independent directors, as such term is defined by applicable laws and related rules and regulations, and rules of relevant stock exchange (collectively referred to as "Applicable Laws"). For clarity, applicable US securities laws and related rules and regulations shall be those applicable to foreign private issuers.

Notwithstanding the foregoing, a member is exempt from the independence requirement if permitted by Applicable Laws. The appointment of the non-independent director shall be disclosed in the next proxy circular mailed to shareholders. If there is reliance on curing provisions, notice shall be given to the stock exchange immediately upon learning of the circumstances that resulted in the non-compliance.

In accordance with the requirements, the Committee is composed of the following three members, Grant A. Edey Chairman of the Committee, Garth A.C. MacRae and A. Murray Sinclair, Jr., all of whom are independent and financially literate for the purposes of understanding the accounting principles used by the Company in the preparation of its financial statements.

3.      QUALIFICATIONS AND EXPERIENCE

At the time of appointment or within a reasonable period of time following appointment, each member of the Committee shall be financially literate, having the ability to read and understand a set of financial statements that present the breadth and level of complexity or accounting issues that are generally comparable to the breadth and complexity of the issues that can be reasonably be expected to be raised by the Corporation's financial statements.

At least one member of the Committee shall be an "audit committee financial expert", as defined by the rules of the US Securities and Exchange Commission the ("SEC").

4.      DUTIES AND RESPONSIBILITIES

The function of the Committee is oversight. It has the responsibilities and powers set out in this Charter. Management is responsible for the preparation, presentation, and integrity of the Corporation's financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Corporation and for the implementing and maintaining internal control over financial reporting. The external auditors are responsible for auditing the Corporation's financial statements and for reviewing the Corporation's unaudited interim financial statements in accordance with applicable auditing standards and laws and regulations.

The following shall be the principal duties and responsibilities of the Committee. The Committee shall:

a) review and assess the adequacy of the Audit Committee Charter on an annual basis;

b) communicate to the external auditors that they are ultimately accountable to the Board and the Committee as representatives of the shareholders;

c) review and discuss the annual financial statements of the Corporation and related management discussion and analysis of financial results with management and the external auditors and recommend such financial statements and related management discussion and analysis to the Board for approval;

d) review with the external auditors any issues and management's response, including any restrictions on the scope of the external auditors' activities or requested information and any significant disagreements with management and resolve any disputes;

e) ensure that the review of the annual financial statements includes: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles, and major issues as to the adequacy of the Corporation's internal controls and any specific remediation actions adopted in light of material control deficiencies;
        (ii) discussions with management and the external auditors regarding significant reporting issues and judgments made in connection with the preparation of the financial statements and the reasonableness of those judgments; (iii) consideration of the effect of regulatory accounting initiatives, as well as off-balance sheet structures on the financial statements; (iv) consideration of the judgment of both management and the external auditors about the quality, not just the acceptability of the accounting principles; (v) the clarity of the disclosures in the financial statements; (vi) discussion of the results of the annual audit; and (vii) any other matters required to be communicated by the external auditors to the Committee under generally accepted accounting standards;

f) receive and review a report from the external auditors on all critical accounting policies and practices of the Corporation, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the external auditor; and other material written communications between the external auditor and management;

g) review and discuss the interim financial statements of the Corporation and related management discussion and analysis of financial results with management and the external auditors prior to filing such financial statements and management discussion and analysis with securities regulatory authorities and delivery to shareholders;

h) ensure that the review of the interim financial statements includes a discussion of the results of the auditors' review and any other matters required to be communicated by the external auditors to the Committee under generally accepted accounting standards;

i) be responsible for: (i) ensuring that a written statement is obtained from the external auditor describing all relationships between the external auditors and the Corporation; (ii) discussing with the external auditors any disclosed relationships or services that may impact the objectivity and independence of the external auditor; and (iii) determining that the external auditors have a process in place to address the rotation of the lead audit partner and other audit partners serving the account as required under Canadian independence standards and the SEC independence rules, as applicable to foreign private issuers;

j) after reviewing the external auditors' work throughout the year, evaluate the auditors' performance, qualifications and experience and fees associated with the auditors' services and recommend to the Board annually, or as they may otherwise determine, a duly qualified external auditor to be nominated (for appointment or retention) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation;

k) review the scope and plan for the audit to be conducted by the internal (if any) and external auditors of the Corporation, including the adequacy of the staffing and budget or compensation;

l) approving, or recommending to the Board for approval, the compensation of the external auditors;

m) pre-approve all audit and permitted non-audit services to be provided to the Corporation or its subsidiary entities by its external auditors or the external auditors of the Corporation's subsidiary, in accordance with Applicable Laws;

n) meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with external auditors;

o) review the Corporation's compliance systems with respect to legal and regulatory requirements relating to financial reporting;

p)      review annual and interim earnings press releases;

q) determine that adequate procedures are in place for the review of the Corporation's public disclosure of financial information extracted or derived from the Corporation's financial statements, other than disclosure in the Corporation's financial statements, management's discussion and analysis and earnings press releases, and periodically assess the adequacy of these procedures;

r) establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

s) enquiring as to the adequacy of the Corporation's system of internal control;

t)      review and approve all related party transactions;

u) perform an evaluation of its performance at least annually to determine whether the Committee is functioning effectively;

v) review and approve the Corporation's hiring policies regarding employees and former employees of the present and former external auditors of the Corporation;

w) have such other duties, powers and authorities, consistent with the provisions of Applicable Laws, as the Board may, by resolution, delegate to the Committee from time to time.

5.      AUTHORITY

The Committee shall have the authority:

a) for the purpose of performing their duties, to inspect all of the books and records of the Corporation and its subsidiaries and to discuss such accounts and records and any matters relating to the financial position or condition of the Corporation with the officers and internal (if any) and external auditors of the Corporation and its subsidiaries;

b) to engage independent counsel and other advisers as it determines necessary to carry out its duties;

c) to set and pay the compensation for any advisers employed by the Committee, including without limitation, compensation to any public accounting firm engaged to conduct the audit for the Corporation;

d) to set and pay the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties; and

e) to communicate directly with the internal (if any) and external auditors.

6.      PROCEEDINGS

The following shall apply to the proceedings of the Committee:

a) A quorum for the transaction of business at all meetings of the Committee shall be a majority of members.

b)      The Committee shall have a minimum of four meetings per year.

c) The Chairman of the Committee shall periodically report to the Board on the activities of the Committee.

d) The external auditor of the Corporation shall, at the expense of the Corporation, be entitled to attend and be heard at or may be invited to any meeting of the Committee.

e) The external auditor and senior management shall have the opportunity or may be invited to meet separately with the Committee.

7.      POLICY REGARDING PRE-APPROVAL OF NON-AUDIT SERVICES

The Audit Committee of the Board of Directors of the Company is responsible for the oversight of work conducted by the independent auditor of the Company. The policy of our Audit Committee is to pre-approve all audit and non-audit services provided by the Auditors, including audit services, audit-related services, tax services and other services provided by the auditors. Any services provided by the Auditors that are not specifically included in the scope of the audit must be pre-approved by the Audit Committee prior to any engagement. The Audit Committee is permitted to approve certain fee for audit-related services, tax services and other services pursuant to a de minimus exception before the completion of the engagement.

AUDITOR'S FEES

The table below shows the fees that Deloitte & Touche LLP (the "Auditors"), the Company's external auditor, billed to the Company and its subsidiaries for various services for each year in the past two fiscal years.

                                                 FISCAL YEAR ENDED       FISCAL YEAR ENDED
                                            DECEMBER 31, 2005 (C$)  DECEMBER 31, 2004 (C$)
Audit fees                                                 833,920                 405,000
Audit-related fees                                          38,000                 247,000
Tax fees                                                    29,105                  75,000
TOTAL                                                      901,025                 727,000

AUDIT FEES

These fees include professional services provided by the Auditors for the review of the interim financial statements, statutory audits of the annual financial statements, consulting on financial accounting and reporting standards, other regulatory audits and filings and translation services.

AUDIT-RELATED FEES

These fees relate to SARBANES-OXLEY ACT OF 2002 readiness assistance and the audit of the employee pension plan financial statements.

TAX FEES

These fees include assistance relating to tax compliance.





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